Exhibit 1.11

Mikäli erikielisten versioiden välillä on ristiriitaisuuksia, sovelletaan suomenkielistä versiota. /

Should any discrepancies exist between the Finnish and the English versions, the Finnish version shall prevail.

NOT FOR PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, HONG KONG, JAPAN, SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE SUCH PUBLICATION OR DISTRIBUTION WOULD VIOLATE APPLICABLE LAWS OR RULES OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER FINNISH LAW. SEE “IMPORTANT INFORMATION” BELOW.

Altia Oyj:n hallituksen selvitys koskien sulautumista

1	Johdanto

Altia Oyj ("Altia") ja Arcus ASA ("Arcus") ovat solmineet Arcuksen suunniteltua sulautumista Altiaan koskevan yhdistymissopimuksen ja allekirjoittaneet sulautumissuunnitelman.

Ehdotettuun sulautumiseen liittyen Altian hallitus on laatinut tämän selvityksen koskien sulautumista osakeyhtiölain (624/2006, muutoksineen) ("Osakeyhtiölaki") 16 luvun 22 §:n mukaisesti. Arcus on norjalainen julkinen osakeyhtiö, joka on rekisteröity Norjassa ja sen kotipaikka on Nittedal, Norja. Tästä johtuen ehdotettu sulautuminen tulee olemaan rajat ylittävä sulautuminen.

Altiaan viitataan jatkossa "Yhtiönä" ja Altiaan ja Arcukseen yhdessä "Yhtiöinä" ja sulautuneeseen yhtiöön "Yhdistyneenä Yhtiönä". Viitatessa Yhtiön, Yhtiöiden ja Yhdistyneen Yhtiön liiketoimintaan, tämä sisältää mainittujen yhtiöiden tytäryhtiöiden ja osakkuusyhtiöiden liiketoiminnan.

2	Sulautumisen syyt ja seuraukset Yhtiölle

Sulautuminen tullaan toteuttamaan rajat ylittävänä sulautumisena Osakeyhtiölain 16 luvun ja Norjan julkisen osakeyhtiölain 13.6.1997 No 45 13 luvun mukaisesti. Sulautumisen seurauksena Arcus purkautuu ja poistuu Oslo Børsin pörssilistalta, ja Yhtiö saa kaikki Arcuksen varat, oikeudet ja velvoitteet.

Yhdistynyt Yhtiö tulee edelleen olemaan listattu Helsingin pörssin pörssilistalla. Altia ja Arcus pyrkivät varmistamaan, että Yhdistyneen Yhtiön osakkeet, talletustodistukset tai Yhdistyneen Yhtiön osakkeita edustavat oikeudet, tapauksesta riippuen, tullaan lisäksi rinnakkaislistaamaan Oslo Børsiin Sulautumisen täytäntöönpanon yhteydessä tai niin pian kuin mahdollista sen jälkeen neljän (4) kuukauden siirtymäajaksi alkaen Oslo Børsiin tehtävän rinnakkaislistauksen ensimmäisestä päivästä, minkä jälkeen Yhdistyneen Yhtiön osakkeiden (tai talletustodistukset tai Yhdistyneen Yhtiön osakkeita edustavat oikeudet, tapauksesta riippuen) rinnakkaislistaus Oslo Børsissä tullaan päättämään. Yhdistyneen Yhtiön hallitus on ohjeistettu

Merger REport of the board of directors of Altia OYj

1	Introduction

The Board of Directors of Altia Oyj ("Altia") and Arcus ASA ("Arcus") have entered into a merger agreement and signed a merger plan regarding a contemplated merger in which Arcus is merged into Altia.

In connection with the proposed merger, the Board of Directors in Altia has prepared this report on the merger in accordance with Chapter 16, Section 22 of the Finnish Companies Act (624/2006, as amended) (the "Companies Act"). Arcus is a Norwegian Public Limited Liability Company registered and domiciled in Nittedal, Norway. Consequently, the proposed merger will be a cross border merger.

Altia is in the following referred to as the "Company" and Altia and Arcus are in the following collectively referred to as the "Companies" and the merged company as the "Combined Company". Where it is referred to the Company's, the Companies' and the Combined Company's business, this includes the business carried out through respective subsidiary and affiliated companies of the said companies.

2	Reasons for the merger and its implications for the Company

The merger will be completed as a cross-border merger in accordance with Chapter 16 of the Companies Act and in accordance with Chapter 13 of the Norwegian Public Limited Liability Companies Act of 13 June 1997 No. 45. Upon completion of the merger, Arcus will be dissolved and deemed liquidated and delisted from Oslo Børs, and the Company will have acquired all of Arcus’ assets, rights and obligations.

The Combined Company will continue to be listed on the official list of Nasdaq Helsinki. Altia and Arcus will seek to ensure that the shares in the Combined Company or depository receipts or interests representing the shares in the Combined Company, as the case may be, will be subject to a secondary listing on the Oslo Børs, in connection with the completion of the Merger or as soon as possible thereafter, for a transitional period of four (4) months from the first day of the secondary listing on the Oslo Børs, after which the toteuttamaan pörssilistalta poisto Oslo Børsiin tehtävällä erillisellä hakemuksella.

Yhdistyneen Yhtiön nimi tulee olemaan Anora Group Oyj, ja Yhtiön kotipaikka tulee olemaan Helsingissä Suomessa, ja pääkonttorin toiminnot tulevat sijaitsemaan Helsingissä.

Yhdistyneen Yhtiön toimitusjohtajana tulee toimimaan Pekka Tennilä, joka toimii tällä hetkellä Altian toimitusjohtajana.

Hallituksen mukaan Yhtiöt sopivat strategisesti, kaupallisesti ja kulttuurillisesti erittäin hyvin yhteen.

Sulautumisesta muodostuu johtava pohjoismainen viinien ja väkevien alkoholijuomien bränditalo, jolla on merkityksellinen markkina-asema myös Baltian maissa. Yhdistyneellä Yhtiöllä tulee olemaan ainutlaatuinen tuotevalikoima ikonisia paikallisia, alueellisia ja globaaleja viini- ja väkevien alkoholijuomien brändejä. Tämä yhdistettynä syvälliseen kuluttajatuntemukseen ja vahvaan innovaatio-osaamiseen mahdollistaa sen, että Yhdistynyt Yhtiö pystyy kasvamaan ja vastaamaan kuluttajien muuttuviin tarpeisiin entistä paremmin. Yhdistynyt Yhtiö tarjoaa täyden tuotevalikoiman ja palvelun sekä anniskelu- että vähittäismyyntiasiakkaille. Tämän lisäksi laaja jakeluverkosto monitahoisilla pohjoismaisilla markkinoilla ja tehostettu myyntiosaaminen tekevät Yhdistyneestä Yhtiöstä entistä houkuttelevamman kumppanin.

Yhdistymisen myötä Yhdistynyt Yhtiö voi tähdätä kasvuun ja entistä vahvempiin tuotelanseerauksiin sekä Pohjoismaissa että niiden ulkopuolella. Yhdistyneen Yhtiön houkuttelevalla brändivalikoimalla on merkittävää vientipotentiaalia. Vahvan yhdistetyn kassavirran myötä Yhdistynyt Yhtiö tulee olemaan kilpailukykyinen pohjoiseurooppalainen toimija, jolla on mahdollisuus tavoitella lisäkasvua myös kohdennettujen yritysostojen kautta.

Sulautuminen kasvattaa merkittävästi skaalaa tehostaen odotettavasti koko arvoketjua. Tämä mahdollistaa sen, että Yhdistynyt Yhtiö voi pyrkiä parantamaan kustannusasemaansa ja tehokkuuttaan pitkällä aikavälillä. Yhdistymisen myötä sisäiset volyymit kasvavat ja muodostavat entistä kilpailukykyisemmät Industrial- ja Logistics-liiketoimintayksiköt. Yhdistyminen tähtää noin 8–10 miljoonan euron vuosittaisiin nettokäyttökatesynergioihin. Kustannussynergioita on tunnistettu hankinnassa, valmistuksessa, logistiikassa ja myynti-, yleis- ja hallintokuluissa. Liikevaihtosynergioihin tähdätään kotimarkkinoilla ja niiden ulkopuolella. Yhtiöt odottavat, että suurin osa synergioista saavutetaan noin kahden vuoden kuluessa sulautumisen toteuttamisesta. Yhdistymisen odotetaan shares in the Combined Company (or depository receipts or interests representing the shares in the Combined Company, as the case may be) shall be delisted from the Oslo Børs. The Board of Directors of the Combined Company is instructed to implement the delisting by separate application to the Oslo Børs.

The Combined Company's name will be Anora Group Plc and the company will have its domicile in Helsinki, Finland and headquarter functions in Helsinki.

The Combined Company's CEO will be Pekka Tennilä, the current CEO of Altia.

In the Board or Director's opinion, there is a very good strategic, commercial and cultural fit between the Companies.

The merger will form a wine and spirits brand house with leading presence across the Nordics with a relevant market presence also in the Baltics. The Combined Company will have a unique portfolio of iconic local, regional and global wine and spirits brands. This, combined with deep consumer insights and strong innovation capabilities will enable the Combined Company to achieve growth and meet changing consumer needs even better. The Combined Company will offer a one-stop shop for customers both in on- and off-trade. Further, its wide distribution presence in the complex Nordic markets and enhanced sales excellence, will make the Combined Company an even more attractive partner.

The transaction will allow the Combined Company to strive for growth and more powerful product launches both in and outside the Nordics. The Combined Company’s attractive brand portfolio has significant export potential. With a strong combined cash flow, the Combined Company will be a competitive Northern European player able to seek further growth also through targeted M&A.

The merger provides a step-change in scale with expected efficiencies throughout the value chain. It will allow the Combined Company to improve its cost position and seek for additional efficiency gains long term. The transaction will also form more competitive Industrial and Logistics business units through increased internal volumes. The combination targets EBITDA net synergies of around EUR 8-10 million annually, to be achieved through cost synergies in sourcing, manufacturing, logistics and SG&A as well as revenue synergies from home markets and beyond. The companies expect that most of the synergies will be achieved within approximately two years from completion of the merger. The combination is also expected to create long-term positive effects that will continue to materialise even after this period.

Furthermore, employees may gain improved career opportunities under a larger corporation and the

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myös luovan pitkäaikaisia hyötyjä, jotka toteutuvat vielä tämän ajanjaksonkin jälkeen.

Lisäksi työntekijät voivat hyötyä paremmista uramahdollisuuksista isommassa yrityksessä. Yhdistyneen Yhtiön odotetaan olevan houkutteleva työnantaja sekä olemassa oleville että uusille osaajille.

Yleisesti ottaen sulautuminen ei vaikuta Yhtiön sopimuksiin tämän asiakkaiden, toimittajien, työntekijöiden tai muiden sopimuskumppaneiden kanssa.

Sulautumisen syiden ja yksityiskohtaisempien tietojen osalta viitataan sulautumista koskevaan julkistamistiedotteeseen sekä sulautumissuunnitelmaan.

Sulautuminen toteutetaan verotuksellisen jatkuvuusperiaatteen mukaisesti, eli sulautumista kohdellaan Norjan ja Suomen verotuksessa veroneutraalina sulautumisena. Tämä koskee Arcusta (sulautuvana yhtiönä), Arcuksen Norjassa ja Suomessa verovelvollisia osakkeenomistajia sekä Altiaa (vastaanottavana yhtiönä). Sulautumisen verovaikutukset muissa maissa verovelvollisiin osakkeenomistajiin riippuvat näihin soveltuvasta paikallisesta lainsäädännöstä ja sääntelystä.

Veroneutraalia sulautumista, jossa sulautumisvastike maksetaan vastaanottavan yhtiön osakkeina, ei katsota osakkeiden luovutukseksi Arcuksen osakkeenomistajien näkökulmasta, ja siten sulautuminen ei aiheuta suoria tuloverovaikutuksia osakkeenomistajille siltä osin kuin sulautumisen yhteydessä saadaan vastikkeena ainoastaan uusia osakkeita eikä käteisvaroja. Mahdollinen osakkeiden lunastaminen ja mahdolliset maksut murto-osaisista osakkeista ovat kuitenkin veronalaisia.

Suomen verotuksessa Arcuksen ei katsota purkautuvan verotusmielessä. Arcuksen vähennyskelpoiset menot vähennetään Altian verotuksessa samalla tavalla kuin ne olisi vähennetty Altian verotuksessa (jatkuvuusperiaate). Sulautumisen seurauksena sulautuvan yhtiön mahdolliset verotappiot siirtyvät tuloverolain 123 §:n mukaisesti vastaanottavalle yhtiölle, mikäli vastaanottava yhtiö tai sen osakkaat ovat tappiovuoden alusta lukien omistaneet yli puolet sulautuneen yhtiön osakkeista. Tämä edellytys ei täyty Arcuksen sulautuessa Altiaan, joten Arcuksen verotappiot eivät siirry Altialle. Tuloverolain 123 §:llä ei kuitenkaan pitäisi olla välitöntä vaikutusta Arcuksen tytäryhtiöiden verotappioiden vähennysoikeuteen sulautumishetkellä, vaan verokohtelun tulisi perustua kunkin tytäryhtiön paikalliseen lainsäädäntöön.

Sulautumisen seurauksena ei synny epäsuotuisia verovaikutuksia Altialle, eikä se aiheuta

Combined Company is expected to be an attractive employer for both existing and new talent.

In general, the merger will not affect the Company's contracts with customers, suppliers, employees or other contractual parties.

Reference is made to the public announcement on the merger as well as the merger plan for further information about its rationale and details.

The merger will be completed with tax continuity, i.e. as a tax neutral merger, for Norwegian and Finnish tax purposes. This applies both for Arcus (as the merging company), Arcus’ Norwegian and Finnish tax resident shareholders and Altia (as the recipient company). For other foreign shareholders the tax consequences will depend on local laws and regulations.

A tax-neutral merger in which the merger consideration is paid in shares in the recipient company, is not considered a transfer of the shares from the viewpoint of Arcus’ shareholders and, therefore, such merger does not cause any direct income tax implications for the shareholders to the extent that only new shares and no cash is received as consideration in merger. However, possible redemption of shares and payments for fractions of shares are taxable.

For Finnish tax purposes, Arcus is not deemed to be dissolved for the purposes of taxation. The deductible expenses of Arcus will be deducted in the taxation of Altia as they would have been deducted in the taxation of Altia (principle of continuity). Following a merger, the possible tax losses of the merging company would according to the Section 123 of the Income Tax Act transfer to the recipient company if the recipient company or its shareholders have owned more than half of the shares in the merging company since the beginning of the year during which the loss occurred. This precondition is not met in Arcus’ merger into Altia and accordingly the tax losses of Arcus will not be transferred to Altia. However, Section 123 of the Income Tax Act should not have direct implication to the tax loss carry forwards in Arcus subsidiaries at the time of the merger, but the tax treatment should be based on local jurisdiction of each respective subsidiary.

The merger will not result in adverse tax consequences for Altia and will not have a tax impact for Finnish tax resident shareholders of Altia.

For shareholders tax resident in other jurisdictions than Finland or Norway, the tax treatment is regulated by the respective countries' tax legislation. In some countries it may be that the merger is seen as a taxable transaction, whereby a roll-over relief may be available in other jurisdiction.

All shareholders are encouraged to consult with tax experts in their respective jurisdictions with respect to

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veroseuraamuksia Altian Suomessa verovelvollisille osakkeenomistajille.

Niiden osakkeenomistajien, jotka ovat verovelvollisia muualla kuin Suomessa tai Norjassa, verokohtelua säännellään kyseisen maan verolainsäädännön mukaisesti. Joissain valtioissa sulautumista voidaan pitää verotettavana luovutuksena, kun taas joissain maissa verotukselliseen jatkuvuuteen perustuva verohuojennus voi olla mahdollinen.

Kaikkia osakkeenomistajia kehotetaan konsultoimaan oman maansa veroasiantuntijoita selvittääkseen sulautumisen aiheuttamat veroseuraamukset yksittäiselle osakkeenomistajalle.

3	Sulautumisvastikkeen määrittely

Sulautuminen perustuu Altian ja Arcuksen suhteellisia arvoja heijastavaan vaihtosuhteeseen 53,5:46,5 (”Vaihtosuhde”).

Vaihtosuhde on määritelty Altian ja Arcuksen suhteellisten arvostusten ja osapuolten välisten kaupallisten neuvottelujen perusteella. Arvonmääritys on tehty soveltaen yleisesti käytettyjä arvostusmenetelmiä, sisältäen Yhtiöiden markkinaehtoiset arvostukset ja kannattavuustekijät.

Vaihtosuhteeseen perustuen Arcuksen osakkeenomistajat saavat sulautumisvastikkeena 0,4618 Yhdistyneen Yhtiön uutta osaketta (”Vastikeosakkeet”) jokaista Arcuksen osaketta kohden (”Sulautumisvastike”). Arcuksen osakkeenomistajat tulevat saamaan noin 46,5%:n omistusosuuden Yhdistyneessä Yhtiössä. Tämän sulautumisselvityksen päivänä Arcuksen liikkeeseen laskettujen ja ulkona olevien osakkeiden määrä on 68 023 255, sisältäen 6 948 omaa osaketta. Yhtiön Sulautumisvastikkeena antamien uusien osakkeiden lukumäärä tulisi tämän perusteella olemaan yhteensä 31 409 930 osaketta. Yllä olevaan perustuen Sulautumisvastikkeen kokonaisarvon on määritelty olevan noin 263 843 412 euroa (yhtä kuin 2 889 824 123 norjan kruunua) perustuen osakkeen päätöskurssiin ja vaihtokurssiin 22. syyskuuta 2020.

Mikäli Arcuksen osakkeenomistajan Sulautumisvastikkeena saamien osakkeiden lukumäärä (kutakin arvo-osuustiliä kohden) on murtoluku, murto-osat pyöristetään alaspäin lähimpään kokonaiseen osakkeeseen kunkin osakkeenomistajan saaman Vastikeosakkeiden määrän määrittämiseksi. Murto-osaiset oikeudet Yhdistyneen Yhtiön uusiin osakkeisiin yhdistetään ja myydään julkisessa kaupankäynnissä Helsingin tai Oslon pörssissä, ja myyntitulot jaetaan tällaisten murto-osaisten oikeuksien omistusten mukaisessa suhteessa niille Arcuksen osakkeenomistajille, joilla on oikeus saada tällaisia the specific tax consequences of the merger for each shareholder individually.

3	Determination of the merger consideration

The Merger is based on an exchange ratio reflecting a relative value of Altia and Arcus of 53.5:46.5 (the "Exchange Ratio").

The Exchange Ratio has been determined based on the relative valuations of Altia and Arcus and commercial negotiations between the parties. The value determination has been made by applying generally used valuation methods, including market-based valuations and profitability contributions of the Companies.

As merger consideration, and based on the Exchange Ratio, the shareholders of Arcus shall receive as merger consideration 0.4618 new shares of the Combined Company (the "Consideration Shares") for each share owned in Arcus (the "Merger Consideration"). Arcus’ shareholders will receive approximately 46.5% ownership in the Combined Company. On the date of this merger report, the number of issued and outstanding shares in Arcus is 68,023,255, which includes 6,948 treasury shares. The total number of new shares in the Company to be issued as Merger Consideration would therefore be 31,409,930 shares. Based on the above, the total value of the Merger Consideration is determined to be approximately EUR 263,843,412 (equivalent to NOK 2,889,824,123) based on the closing share price and exchange rate on 22 September 2020.

In case the number of shares received by a shareholder of Arcus (per each individual book-entry account) as Merger Consideration is a fractional number, the fractions shall be rounded down to the nearest whole share for the purpose of determining the number of Consideration Shares to be received by the relevant shareholder. Fractional entitlements to new shares of the Combined Company shall be aggregated and sold in public trading on the Helsinki Stock Exchange or the Oslo Børs and the proceeds shall be distributed to shareholders of Arcus entitled to receive such fractional entitlements in proportion to holding of such fractional entitlements. Any costs related to the sale and distribution of fractional entitlements shall be borne by Altia.

As part of its remuneration and incentive policy, Arcus has issued certain share options to its senior executives (stock options 2018, stock options 2019 and stock options 2020) (the "Option Program"). At the date of this merger report, 1,062,091 stock options 2018,

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murto-osaisia oikeuksia. Altia vastaa murto-osaisten oikeuksien myyntiin ja jakamiseen liittyvistä kuluista.

Osana palkitsemis- ja kannustinjärjestelmäänsä Arcus on antanut ylemmälle johdolleen tiettyjä optio-oikeuksia (2018 optio-oikeudet, 2019 optio-oikeudet, 2020 optio-oikeudet) (”Optio-ohjelmat”). Tämän sulautumisselvityksen päivämääränä on olemassa 2018 optio-oikeuksia 1 062 091 kappaletta, 2019 optio-oikeuksia 2 033 802 kappaletta ja 2020 optio-oikeuksia 2 508 879 kappaletta, joiden ansaintajaksot päättyisivät vastaavasti huhtikuussa 2021, huhtikuussa 2022 ja huhtikuussa 2023. Arcuksen hallitus on sulautumisen johdosta päättänyt päättää Optio-ohjelmat sulautumisen täytäntöönpanosta lukien ja sopinut optionhaltijoiden kanssa, että he saavat käteiskorvauksen sulautumisen täytäntöönpanon jälkeen. Optionhaltijoille maksettavan korvauksen kokonaissumma on 7 900 921 norjan kruunua. Arcus voi myös luovuttaa rajatun määrän hallussaan pitämiään ja markkinoilta ostamiaan omia osakkeitaan sen olemassa olevien osakepohjaisten kannustinohjelmien mukaisesti ennen sulautumisen täytäntöönpanoa.

Hallituksen käsitys on, että Vaihtosuhde on kohtuullinen Yhtiön osakkeenomistajille ja että sulautuminen ja Vaihtosuhde ovat Yhtiön ja sen osakkeenomistajien etujen mukaisia. Sen määrittämisessä, ovatko Vaihtosuhde tai Sulautumisvastike kohtuullisia Yhtiön osakkeenomistajille ei ole ollut erityisiä vaikeuksia.

Vaihtosuhdetta tukevat Yhtiön ja Arcuksen hallitusten kunkin omilta taloudellisilta neuvonantajiltaan saamat fairness opinion -lausunnot.

Hallituksen kantaa tukee Yhtiön tilintarkastajan PricewaterhouseCoopers Oy:n antama Osakeyhtiölain 16 luvun 23 §:n mukainen asiantuntijalausunto. PricewaterhouseCoopers Oy:n arvioiden tarkempien yksityiskohtien osalta viitataan asiantuntijalausuntoon, mukaan lukien heidän näkemykseensä Vaihtosuhteen määrittelyssä käytetyistä menettelyistä ja siitä, onko Vaihtosuhde kohtuullinen ja oikeutettu.

4	Sulautumisen vaikutukset Yhtiön työntekijöille

31.12.2019 Arcuksella oli kaksi suoraa kokoaikaista työntekijää, minkä lisäksi Arcus ja sen tytäryhtiöt työllistivät 435 työntekijää, mikä vastaa 430,5 kokoaikaista työntekijää, joista noin 341 työskenteli Norjassa, 55 Ruotsissa, 19 Suomessa, 17 Tanskassa ja 3 Saksassa. Sulautuminen ei vaikuta suoraan Arcuksen tytäryhtiöihin muuten kuin että ne siirretään Yhdistyneelle Yhtiölle, josta tulee sulautumisen täytäntöönpanon myötä tytäryhtiöiden osakkeiden uusi omistaja.

2,033,802 stock options 2019 and 2,508,879 stock options 2020 remain outstanding and would become vested in April 2021, April 2022 and April 2023, respectively. The Arcus Board has due to the merger resolved to terminate the Option Program with effect from completion of the Merger and agreed with the option holders that the option holders shall be compensated with a cash payment following completion of the Merger. The total amount of compensation to the option holders will be NOK 7,900,921. Arcus can also dispose of a limited number of its existing treasury shares and own shares acquired from the market in accordance with its existing share-based incentive plans prior to the effective date of the merger.

It is the Board of Directors opinion that the Exchange Ratio is fair for the shareholders of the Company and that the merger and the Exchange Ratio are in the best interest of the Company and its shareholders. There have not been any particular difficulties in determining whether the Exchange Ratio or the Merger Consideration is fair for the shareholders of the Company.

The Exchange Ratio has been supported by fairness opinions obtained by the Board of Directors of the Company and Arcus from their respective financial advisors.

The Board of Directors' opinion is supported by the expert statement issued by the Company's auditor PricewaterhouseCoopers Oy pursuant to Chapter 16 Section 23 of the Companies Act. Reference is made to the expert statement for further details on PricewaterhouseCoopers Oy's assessments, including with respect to their view on the procedures that have been used for the purposes of determining the Exchange Ratio and whether the Exchange Ratio is fair and reasonably justified.

4	Consequences of the merger for employees of the Company

As of 31 December 2019, Arcus had 2 direct full-time employees in addition to which Arcus and its subsidiaries employed 435 employees, corresponding to 430.5 full time employees, of which around 341 were employed in Norway, 55 in Sweden, 19 in Finland, 17 in Denmark and 3 in Germany. The subsidiaries of Arcus will not be directly affected by the merger other than being transferred to the Combined Company as new owner of the shares in the subsidiaries upon completion of the merger.

The Company and its subsidiaries had 663 employees (“Employees”) as of 30 June 2020.

The employees of the subsidiaries and affiliated companies of Arcus are not directly affected by the merger, as their employment relationships will remain with their current employers and not be transferred to a

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Yhtiöllä ja sen tytäryhtiöillä oli 663 työntekijää (”Työntekijät”) 30.6.2020.

Sulautuminen ei vaikuta suoraan Arcuksen tytäryhtiöiden tai osakkuusyhtiöiden työntekijöihin, koska heidän työsuhteensa jatkuvat nykyisten työnantajiensa kanssa eikä niitä siirretä uudelle työnantajalle. Arcuksen toimitusjohtajan asema päättyy viimeistään sulautumisen täytäntöönpanon hetkellä. Muutoin minkään Altian tai Arcuksen tai niiden tytäryhtiöiden tai osakkuusyhtiöiden työntekijöiden työ- tai toimisopimus ei pääty transaktion takia, eikä kyseisille työntekijöille aiheudu mitään oikeudellisia vaikutuksia sulautumisen seurauksena.

Yhtiöiden tulee vilpittömässä mielessä yhdessä sopia toteutettavista toimenpiteistä koskien menettelyitä, joilla varmistetaan työntekijöiden osallistumisen järjestämiseen Yhdistyneessä Yhtiössä sovellettavien lakien noudattaminen, mukaan lukien laki henkilöstön edustuksesta yritysten hallinnossa (725/1990) ja siinä viitattu laki henkilöstöedustuksesta eurooppayhtiössä ja eurooppaosuuskunnassa (758/2004), joilla implementoitiin Euroopan parlamentin ja neuvoston direktiivi 2005/56/EC 26.10.2005. Yllä mainittujen lakien mukaisesti, elleivät Osapuolet tee yhteistä päätöstä henkilöstön edustuksesta yritysten hallinnossa annetun lain 9b §:n ja siinä viitattujen henkilöstöedustuksesta eurooppayhtiössä ja eurooppaosuuskunnassa annetun lain kohtien mukaisten niin kutsuttujen toissijaisten sääntöjen soveltamisesta, Osapuolet aloittavat neuvottelut työntekijöitä edustavan erityisen neuvotteluryhmän kanssa koskien työntekijöiden osallistumisen järjestämistä Yhdistyneessä Yhtiössä. Tähän voi sisältyä järjestelyjä työntekijöiden edustajien ottamiseksi Yhdistyneen Yhtiön hallitukseen. Kaikkia tiedottamis- tai neuvotteluvelvollisuuksia, sikäli kuin niitä sovelletaan lakien, säännösten ja työehtosopimusten mukaisesti, mukaan lukien muun muassa laki yhteistoiminnasta yrityksissä (334/2007) ja Norjan työsuhdelaki No. 62 17.6.2005, joilla implementoitiin neuvoston 12 päivänä maaliskuuta 2001 antama direktiivi 2001/23/EC, tullaan noudattamaan.

Mikäli tulevaisuudessa harkitaan työvoiman vähennyksiä tai muita toimia, niistä tullaan järjestämään erillisiä keskusteluja ja/tai neuvotteluja Yhdistyneen Yhtiön työntekijöiden ja/tai heidän edustajiensa kanssa soveltuvien lakien, säännösten ja työehtosopimusten mukaisesti kussakin maassa.

Selvitys sulautumisesta ja sulautumissuunnitelma saatetaan kaikkien Työntekijöiden saataville Osakeyhtiölain 16 luvun 22 §:n 4 momentin mukaisesti.

new employer. The position of the CEO of Arcus will terminate at the latest upon completion of the merger. Otherwise no employment or service contracts concluded with the employees of Altia or Arcus or their subsidiaries or affiliated companies shall terminate due to the transaction and there will be no legal consequences for said employees as a result of the merger.

The Companies shall in good faith jointly agree upon the steps to be taken with respect to the process of ensuring compliance with applicable laws in relation to arranging employee participation in the Combined Company, including the Finnish Act on Personnel Representation in the Company Administration (725/1990) and the Finnish Act on Employee Involvement in European Companies (SE) (758/2004) as referred to therein, which implement the directive 2005/56/EC of the European Parliament and of the Council of 26 October 2005. In accordance with the aforementioned acts, unless the Parties make a joint decision of applying the so-called standard rules set forth by Section 9b of the Finnish Act on Personnel Representation in the Company Administration and the relevant Sections of the Finnish Act on Employee Involvement in European Companies (SE), the Parties will enter into negotiations with the special negotiating body of the employees regarding the arrangement of employee participation within the Combined Company. This may include arrangements to have employee representatives on the Board of Directors of the Combined Company. Any information or consultation obligations, to the extent they may be required pursuant to the applicable laws, regulations and collective bargaining agreements, including but not limited to the Finnish Act on Co-operation within Undertakings (334/2007) and the Norwegian Employment Act no62 of 17 June 2005, which implement the Council directive 2001/23/EC of 12 March 2001, will be complied with.

To the extent workforce reductions or other measures should be considered in the future, there will be separate discussions and/or employee consultations with the Combined Company's employees and/or their representatives in accordance with applicable laws, regulations and collective bargaining agreements in each jurisdiction.

The merger report and the merger plan will be made available to all Employees in accordance with Chapter 16 Section 22 Subsection 4 of the Companies Act.

5	Consequences of the merger for creditors in the Company

The main sources of the Company's external financing currently consist of EUR 135 million syndicated bank facilities (EUR 75 million term loan facility and EUR 60 million committed revolving credit facility), a EUR 100 million commercial paper programme, a EUR 15 million

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5	Sulautumisen vaikutukset Yhtiön velkojille

Yhtiön ulkoisen rahoituksen pääasialliset lähteet muodostuvat tällä hetkellä 135 miljoonan euron syndikoidusta pankkilainasta (75 miljoonan euron määräaikaislainasta ja 60 miljoonan euron sitovasta luottolimiitistä), 100 miljoonan euron yritystodistusohjelmasta, 15 miljoonan euron eläkelainasta, tililimiitistä ja tietystä myyntisaamisten rahoituksesta sekä rahoitusleasingjärjestelyistä.

Yhtiö on saanut sitoumuksen yhdeltä johtavista pohjoismaisista pankeista, Nordealta, sulautumista varten tarvittavan rahoituksen myöntämiseksi. Yhdistymisen yhteydessä järjestettävä uusi rahoitus koostuu 73 miljoonan euron bridge-määräaikaislainasta sekä 77 miljoonan euron bridge-valmiusluottolimiitistä, jotka molemmat ovat nostettavissa sulautumisen täytäntöönpanopäivästä lukien. Bridge-lainat erääntyvät maksettavaksi 18 kuukauden kuluttua lainasopimuksen allekirjoittamisesta.

Bridge-lainat on tarkoitettu käytettäviksi Arcuksen nykyisten 800 miljoonan Norjan kruunun valmiusluottolimiitin ja 750 miljoonan Ruotsin kruunun määräaikaislainan uudelleenrahoitukseen sekä sulautumiseen liittyvien transaktiokustannusten maksamiseen. Yhtiön ja Arcuksen tarkoituksena on saada niiden nykyisten seniorlainasopimusten alaisilta lainanantajilta tietyt vahvistukset vaatimuksista luopumisille ja suostumukset nykyisten rahoitusjärjestelyjen voimassaolon jatkamiseksi ja niiden selviämiseksi sulautumisen yli uudelleenrahoituksen tapahtuessa Yhdistyneen Yhtiön toimesta kokonaan tai osittain sulautumisen jälkeen. Saadessaan tällaiset suostumukset ja luopumiset ja täyttäessään niiden ehdot ennen sulautumisen toteutumista, vararahoitusta ei enää tarvittaisi, ja bridge-lainat tai niihin liittyvä sitoumus peruttaisiin. Sulautuminen ja uusi rahoitus eivät lisää merkittävästi Yhtiön velkaantuneisuutta, sillä bridge-lainojen pääasiallinen tarkoitus on uudelleenrahoittaa Arcuksen nykyiset velat. Sulautumisen täytäntöönpanopäivän jälkeen Arcuksen (tai soveltuvasti bridge-lainat) ja Yhtiön nykyiset pankkilainat uudelleenrahoitetaan Yhdistyneelle Yhtiölle järjestettävällä uudella syndikoidulla vakuudettomalla pankkilainalla.

Uusi rahoitus tulee olemaan vakuudeton eikä yksikään Yhtiön konserniyhtiöistä tule olemaan velvollinen antamaan vakuutta tai antamaan takauksia velkojille uuden rahoituksen yhteydessä. Näin ollen sulautuminen tai uusi rahoitus ei vaikuta Yhtiön olemassa olevien velkojien etuoikeusasemaan.

Uusi rahoitus on saatu kilpailukykyisin ehdoin ja se maksetaan takaisin uusien rahoittajien kanssa sovittujen ehtojen mukaisesti huomioon ottaen Yhdistyneen Yhtiön generoiman tulon. Yhtiö ei ole loan from a pension institution, an overdraft facility and certain sale of receivables and financial leasing arrangements.

The Company has obtained a commitment for financing of the merger from a leading Nordic bank Nordea. The new financing to be arranged in connection with the combination consists of a EUR 73 million Bridge Term Loan Facility and a EUR 77 million Bridge Revolving Credit Facility, each available from the completion date of the merger. The Bridge Facilities have a maturity date falling eighteen (18) months after the signing of the facilities agreement.

The Bridge Facilities are intended to be used towards refinancing Arcus’ material existing NOK 800 million Revolving Credit Facility and SEK 750 million Term Loan Facility and payment of relevant transaction costs. The intention of the Company and Arcus is to obtain certain waivers and consents from the lenders under their existing senior facilities agreements in order for the existing financing arrangements to continue in force and survive the Merger and to be wholly or partially refinanced by the Combined Company after the Merger. Upon obtaining such consents and waivers and fulfilling their terms before the completion date of the merger, the back-up financing would no longer be needed and the Bridge Facilities or the related commitment would therefore be cancelled. The merger and the new financing will not substantially increase the Company´s indebtedness, since the main purpose of the Bridge Facilities is to refinance the existing indebtedness of Arcus. After the completion date of the merger, the Arcus’ (or if applicable, the Bridge Facilities) and the Company´s existing bank facilities will be refinanced under new syndicated unsecured bank facilities to be arranged for the Combined Company.

The new financing will be unsecured and none of the Company's group companies will be required to provide any security or issue any guarantee in favour of the creditors under the new financing. Thus, the merger or the new financing will not affect the priority of payment of the Company's existing creditors.

The new financing has been obtained on competitive terms and will be repaid in accordance with the terms agreed with the new financing providers, taking into account the income generated from the Combined Company. The Company has not experienced any difficulties in obtaining financing for the merger or the Combined Company. In general, the increased size, maintained moderate risk profile and strengthened capital and income base of the Combined Company should give potential for increased financing options and low cost of debt of the Combined Company. The existing indebtedness and other obligations of Arcus transferred to the Company as a result of the merger will not exceed the value of assets and goodwill received as a result of the merger. Hence it is the Board of Directors

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kokenut vaikeuksia saada rahoitusta sulautumista varten tai Yhdistyneelle Yhtiölle. Yleisesti ottaen Yhdistetyn Yhtiön kasvaneen koon, ylläpidetyn kohtuullisen riskiprofiilin ja vahvistetun pääoma- ja tulopohjan pitäisi antaa mahdollisuuksia Yhdistetyn Yhtiön rahoitusmahdollisuuksien kasvuun ja alhaisiin lainakustannuksiin. Sulautumisen seurauksena Yhtiölle siirtyneet Arcuksen velat ja muut velvoitteet eivät ylitä sulautumisen seurauksena saatujen varojen arvoa ja liikearvoa. Näin ollen hallitus on sitä mieltä, että sulautuminen ei haittaa Yhtiön ulkoisen rahoituksen takaisinmaksua, siltä osin kuin sitä ei uudelleen rahoiteta uudella rahoituksella, tai Yhtiön maksamatta olevien muiden maksujen maksamista sen toimittajille tai muille velkojille.

Hallituksen lausuntoa tukee Osakeyhtiölain 16 luvun 23 §:n mukainen yhtiön tilintarkastajan PricewaterhouseCoopers Oy:n antama asiantuntijalausunto. PricewaterhouseCoopers Oy:n arvioiden tarkempien yksityiskohtien osalta koskien sitä, ettei sulautuminen ole omiaan vaarantamaan Yhtiön velkojen takaisinmaksua, viitataan asiantuntijalausuntoon.

6	Sulautumisen vaikutukset Yhtiön osakkeenomistajille

Seurauksena siitä, että Yhtiö antaa ja tarjoaa uusia osakkeita Arcuksen osakkeenomistajille osana sulautumisvastiketta (”Sulautumisvastikeosakkeet”), sulautuminen tarkoittaa Yhtiön olemassa olevien osakkeenomistajien omistuksen laimentumista. Nykyisille osakkeenomistajille tulee jäämään pienempi omistusosuus Yhdistyneessä Yhtiössä kuin mitä heillä on tällä hetkellä Yhtiössä.

Osakkeisiin liittyvät oikeudet pysyvät muuttumattomina. Yhtiön kaikilla osakkeilla on jatkossakin yhtäläinen osakkeenomistajien oikeus osinkoihin ja muihin varojenjakoihin, ja jokaisella osakkeella on yksi ääni yhtiökokouksessa.

Kuten yllä kohdassa 2 on kuvattu, Sulautuminen toteutetaan verotuksellisen jatkuvuusperiaatteen mukaisesti, eli sulautumista kohdellaan Norjan ja Suomen verotuksessa veroneutraalina sulautumisena. Sulautumisen seurauksena ei synny epäsuotuisia verovaikutuksia Altialle, eikä se aiheuta veroseuraamuksia Altian Suomessa verovelvollisille osakkeenomistajille. Niiden osakkeenomistajien, jotka ovat verovelvollisia muualla kuin Suomessa tai Norjassa, verokohtelua säännellään kyseisen maan verolainsäädännön mukaisesti.

Osakkeenomistajien merkintäetuoikeus

Osakeyhtiölain mukaan suomalaisen osakeyhtiön osakkeenomistajilla on etuoikeus merkitä yhtiön osakkeita samassa suhteessa kuin heillä ennestään on opinion that the merger will not be conducive to compromising the repayment of the Company's external financing, to the extent not refinanced under the new financing, or any of the Company's outstanding payments to its suppliers or any of its other creditors.

The Board of Directors' opinion is supported by the expert statement issued by the Company's auditor PricewaterhouseCoopers Oy pursuant to Chapter 16 Section 23 of the Companies Act. Reference is made to the expert statement for further details on PricewaterhouseCoopers Oy’s assessments that the merger will not be conducive to compromising the repayment of the Company's debts.

6	Consequences of the merger for shareholders in the Company

For the shareholders in the Company, the merger will entail that, as a result of the Company issuing and offering new shares to shareholders in Arcus as part of the merger consideration (the “Merger Consideration Shares”), the Company's existing shareholders' ownership will be diluted, and they will hold a smaller proportionate ownership in the Combined Company than they currently hold in the Company.

Rights attaching to shares shall remain unchanged. All shares in the Company shall continue to have equal shareholder rights to dividends and other distributions of funds, and each share shall carry one vote at the general meeting.

As set out in section 2 above, the merger will be completed with tax continuity, i.e. as a tax neutral merger, for Norwegian and Finnish tax purposes. The merger will not result in adverse tax consequences for Altia and will not have a tax impact for Finnish tax resident shareholders of Altia. For shareholders tax resident in other jurisdictions than Finland or Norway, the tax treatment is regulated by the respective countries' tax legislation.

Pre-emptive Subscription Rights

Pursuant to the Companies Act, the shareholders of a Finnish limited liability company have a pre-emptive right to subscribe for the company’s shares in proportion to the number of shares in the company they already hold unless otherwise provided in the resolution of the General Meeting or the Board of Directors on such issue. Pursuant to the Companies Act, a resolution by the General Meeting that deviates from the shareholders’ pre-emptive rights must be approved by at least two thirds of all votes cast and shares represented at the General Meeting. In addition, pursuant to the Companies Act, such a resolution requires that the company has a weighty financial reason to deviate from the pre-emptive rights of

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yhtiön osakkeita, ellei antia koskevassa yhtiökokouksen tai hallituksen päätöksessä toisin määrätä. Osakeyhtiölain mukaan yhtiökokouksen päätös, jolla poiketaan osakkeenomistajien etuoikeudesta, edellyttää, että sitä kannattaa vähintään kaksi kolmasosaa kaikista yhtiökokouksessa annetuista äänistä ja edustetuista osakkeista. Osakeyhtiölain mukaan päätös, jolla poiketaan osakkeenomistajien etuoikeudesta, edellyttää lisäksi, että päätökseen on Yhtiön kannalta painava taloudellinen syy. Osakeyhtiölain mukaan suunnattu osakeanti voi lisäksi olla maksuton vain, jos siihen on yhtiön kannalta ja sen kaikkien osakkeenomistajien etu huomioon ottaen erityisen painava taloudellinen syy.

Tietyt osakkeenomistajat, jotka asuvat tai joiden rekisteröity osoite on tietyissä muissa maissa kuin Suomessa, eivät välttämättä voi käyttää osakeomistukseensa perustuvaa merkintäetuoikeutta, ellei osakkeita ole rekisteröity kyseisten maiden sovellettavien arvopaperilakien mukaisesti tai muulla vastaavalla tavalla tai ellei käytettävissä ole poikkeusta kyseisten maiden sovellettavissa laeissa asetetuista rekisteröintiin liittyvistä tai muista vastaavista vaatimuksista.

Yhtiökokoukset

Osakeyhtiölain mukaan osakkeenomistajat käyttävät yhtiökokouksissa päätösvaltaansa yhtiön asioissa. Yhtiön varsinainen yhtiökokous on Yhtiön yhtiöjärjestyksen ja Osakeyhtiölain mukaan pidettävä vuosittain kuuden (6) kuukauden kuluessa tilikauden päättymisestä.

Varsinaisessa yhtiökokouksessa on päätettävä Osakeyhtiölain ja Yhtiön yhtiöjärjestyksen mukaan muun muassa seuraavista asioista:

•	tilinpäätöksen konsernitilinpäätöksen vahvistamisesta,

•	taseen osoittaman voiton käyttämisestä,

•	vastuuvapauden myöntämisestä hallituksen jäsenille ja toimitusjohtajalle,

•	palkitsemispolitiikan vahvistamisesta silloin kuin se on tarpeellista,

•	palkitsemisraportin vahvistamisesta,

•	hallituksen jäsenten valinnasta ja palkitsemisesta, sekä

•	tilintarkastajan valinnasta ja palkitsemisesta.

Myös hallituksen valtuuttaminen päättämään osakeannista tai osakkeisiin oikeuttavien erityisten oikeuksien antamisesta ja yhtiöjärjestyksen muuttaminen edellyttävät yhtiökokouksen päätöstä. Varsinaisten yhtiökokousten lisäksi voidaan tarvittaessa pitää ylimääräisiä yhtiökokouksia. Päätettävän asian laadusta riippuen sovelletaan shareholders. In addition, pursuant to the Companies Act, a resolution on a share issue without payment waiving the shareholders’ pre-emptive rights requires that there is an especially weighty financial reason for the company and considering the interests of all shareholders in the company.

Certain shareholders who reside in or have a registered address in certain jurisdictions other than Finland may not be able to exercise pre-emptive rights in respect of their shareholdings unless a registration statement, or an equivalent thereof under the applicable securities laws of their respective jurisdictions, is effective or an exemption from any registration or similar requirements under the applicable laws of their respective jurisdictions is available.

General Meeting

Pursuant to the Companies Act, shareholders exercise their decision-making power at General Meetings. Pursuant to the Articles of Association of the Company and the Companies Act, the Annual General Meeting is to be held annually within six (6) months of the end of the financial year.

Pursuant to the Companies Act and Articles of Association of the Company, the Annual General Meeting must resolve on, among other things, the following matters:

•	adoption of the financial statements and consolidated financial statements,

•	use of the profit shown on the balance sheet,

•	granting of discharge from liability to the members of the Board of Directors and the CEO,

•	the adoption of the remuneration policy, when necessary,

•	the adoption of the remuneration report,

•	election and remuneration of the members of the Board of Directors, and

•	election and remuneration of the auditors.

Furthermore, an authorisation for the Board of Directors to resolve on a share issue or issue of other special rights entitling to shares and amendments to the Articles of Association also require the resolution of the General Meeting. In addition to Annual General Meetings, Extraordinary General Meetings may also be held if required. Depending on the nature of the matter to be resolved, the provisions of the Companies Act regarding qualified majority, as described below, are applied.

The General Meeting handles the matters required by the Companies Act or the Articles of Association or presented to it by the Board of Directors. As a general rule, the General Meeting is convened by the Board of Directors. If a shareholder or shareholders of a

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jäljempänä kuvattuja Osakeyhtiölain mukaisia määräenemmistösäännöksiä.

Yhtiökokous käsittelee Osakeyhtiölain tai yhtiöjärjestyksen edellyttämiä tai hallituksen sille esittämiä asioita. Yleensä hallitus kutsuu yhtiökokouksen koolle. Mikäli yhtiön osakkeenomistaja tai osakkeenomistajat, joilla on vähintään kymmenen prosenttia osakkeista, tai yhtiön tilintarkastaja esittää kirjallisen pyynnön, että jokin asia tulisi käsitellä yhtiökokouksessa, tulee hallituksen toimittaa kutsu yhtiökokoukseen kuukauden kuluessa pyynnön vastaanottamisesta. Osakeyhtiölain mukaan osakkeenomistaja voi kirjallisesti pyytää hallitukselta, että hänen esittämänsä yhtiökokouksen päätösvaltaan kuuluva asia käsitellään seuraavassa yhtiökokouksessa toimittamalla vaatimuksensa niin hyvissä ajoin, että asia voidaan sisällyttää kokouskutsuun. Pörssiyhtiössä vaatimuksen katsotaan aina olevan toimitettu riittävän ajoissa, jos se on toimitettu viimeistään neljä viikkoa ennen kokouskutsua.

Osakkeenomistajien nimitystoimikunnan ehdotus hallituksen kokoonpanosta sisällytetään yhtiökokouskutsuun. Myös niiden osakkeenomistajien, joiden osakkeet edustavat vähintään 10 prosenttia kaikkien osakkeiden tuottamista äänistä, ehdotus hallituksen kokoonpanosta sisällytetään kokouskutsuun edellyttäen, että hallitukseen ehdolla olevat henkilöt ovat antaneet suostumuksensa valinnalle ja yhtiö on vastaanottanut tiedon riittävän ajoissa, jotta se voidaan sisällyttää kokouskutsuun. Hallituksen ehdotus yhtiön tilintarkastajien valinnasta julkaistaan yhtiökokouskutsun yhteydessä.

Yhtiön yhtiöjärjestyksen mukaan kutsu yhtiökokoukseen on toimitettava julkaisemalla kokouskutsu yhtiön internetsivuilla aikaisintaan kolme (3) kuukautta ja viimeistään kolme (3) viikkoa ennen yhtiökokousta, aina kuitenkin vähintään yhdeksän (9) päivää ennen osakeyhtiölain mukaista yhtiökokouksen täsmäytyspäivää. Osakkeenomistajan on, saadakseen osallistua yhtiökokoukseen, ilmoittauduttava yhtiölle viimeistään kokouskutsussa mainittuna päivänä, joka voi olla aikaisintaan kymmenen (10) päivää ennen kokousta.

Osakeyhtiölain mukaan oikeus osallistua yhtiökokoukseen on vain osakkeenomistajilla, jotka on merkitty Euroclear Finlandin ylläpitämään yhtiön osakasluetteloon kahdeksan arkipäivää ennen yhtiökokousta (”Täsmäytyspäivä”). Hallintarekisteröityjen osakkeiden omistajalla, jolla osakkeiden perusteella on oikeus tulla kirjatuksi Euroclear Finlandin ylläpitämään yhtiön osakasluetteloon Täsmäytyspäivänä, on oikeus osallistua yhtiökokoukseen. Hallintarekisteröityjen osakkeiden omistajan oikeus osallistua yhtiökokoukseen edellyttää myös, että osakkeenomistaja on kyseisten osakkeiden perusteella company controlling at least ten percent of the shares or the company’s auditor requests in writing that a certain matter be handled at the General Meeting, the Board of Directors must convene the General Meeting within one month from the arrival of the request. Under the Companies Act, a shareholder may submit a written request to the Board of Directors to include on the agenda for the next General Meeting any matter falling within the competence of the General Meeting, provided that the request is submitted in good time so that it can be included in the notice to the meeting. In a listed company, a request is always considered to be on time if it is submitted no later than four weeks prior to notice being given to a meeting.

A proposal by the Shareholders’ Nomination Board for the composition of the Board of Directors is included in the notice to the General Meeting. The same applies to a proposal for the composition of the Board of Directors made by shareholders with at least 10 percent of the votes carried by the shares, provided that the candidates have given their consent to the election and the company has received information of the proposal sufficiently in advance so that it may be included in the notice to the General Meeting. A proposal by the Board of Directors for the auditors of the company is published in connection with the notice to the General Meeting.

Pursuant to the Company’s Articles of Association, General Meetings shall be convened by publishing a notice to the meeting on the company’s website not more than three (3) months and not less than three (3) weeks before the date of the General Meeting, however, at least nine (9) days before the record date of the General Meeting as provided by the Finnish Companies Act. In order to attend the General Meeting, a shareholder shall notify the company by the date mentioned in the notice to the meeting, which may not be more than ten (10) days before the meeting.

Pursuant to the Companies Act, only the shareholders who have been entered in the company’s shareholders’ register maintained by Euroclear Finland eight working days before a General Meeting (the “Record Date”) have the right to attend the General Meeting. A holder of nominee-registered shares has the right to participate in the General Meeting by virtue of such shares based on which they would, on the Record Date, be entitled to be registered in the shareholders’ register of the company held by Euroclear Finland. The right of a holder of nominee-registered shares to participate in the General Meeting requires, in addition, that the shareholder has been registered on the basis of such shares in the temporary shareholders’ register of the company held by Euroclear Finland. The notification of temporary entry into the shareholders’ register must be submitted no later than on the date specified in the notice to the General Meeting, which must be after the Record Date.

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ilmoitettu merkittäväksi tilapäisesti Euroclear Finlandin ylläpitämään yhtiön osakasluetteloon. Ilmoitus tilapäisestä merkitsemisestä osakasluetteloon on tehtävä viimeistään yhtiökokouskutsussa mainittuna ajankohtana, jonka on oltava Täsmäytyspäivän jälkeen.

Osakeyhtiölain mukaan osakkeenomistaja voi osallistua yhtiökokoukseen joko itse tai valtuuttamansa asiamiehen välityksellä. Valtuutetun asiamiehen on esitettävä päivätty valtakirja tai muutoin luotettavalla tavalla osoitettava oikeutensa edustaa osakkeenomistajaa yhtiökokouksessa. Jos osakkeenomistaja osallistuu yhtiökokoukseen usean asiamiehen välityksellä siten, että eri asiamiehet edustavat osakkeenomistajaa eri arvopaperitileillä olevien osakkeiden nojalla, ilmoittautumisen yhteydessä on yksilöitävä osakkeet, joiden perusteella kukin asiamies edustaa osakkeenomistajaa. Lisäksi kukin osakkeenomistaja tai valtuutettu asiamies voi käyttää yhtiökokouksessa avustajaa.

Äänioikeudet

Osakkeenomistaja saa osallistua yhtiökokoukseen ja käyttää siellä äänioikeuttaan joko henkilökohtaisesti tai valtuuttamansa asiamiehen välityksellä. Yhtiön kukin osake oikeuttaa omistajansa yhteen (1) ääneen yhtiökokouksessa. Jos hallintarekisteröidyn osakkeen omistaja haluaa osallistua yhtiökokoukseen ja käyttää äänioikeuttaan, hänen tulee ilmoittautua tilapäisesti merkittäväksi yhtiön osakasluetteloon. Ilmoitus tilapäisestä merkitsemisestä osakasluetteloon on tehtävä viimeistään yhtiökokouskutsussa määriteltynä päivänä, jonka on oltava Täsmäytyspäivän jälkeen. Osakeyhtiölaki tai Yhtiön yhtiöjärjestys eivät aseta yhtiökokousten päätösvaltaisuudelle edellytyksiä.

Yhtiökokouksessa päätökset tehdään yleensä yksinkertaisella annettujen äänten enemmistöllä. Kuitenkin eräät päätökset, kuten yhtiöjärjestyksen muutokset, suunnattu osakeanti ja eräissä tapauksissa päätökset yhtiön sulautumisesta tai jakautumisesta, edellyttävät vähintään kahden kolmasosan enemmistöä annetuista äänistä sekä yhtiökokouksessa edustetuista osakkeista. Lisäksi kaikkien osakkeenomistajien suostumus vaaditaan tiettyjen päätösten tekemiseen, kuten osakkeenomistajien osakeomistuksista poikkeavaan osakkeiden pakolliseen lunastamiseen.

Osingot ja muu varojenjako

Osakeyhtiölain mukaan suomalaisen yhtiön osinkoa voidaan maksaa vasta yhtiökokouksen päätettyä osingonjaosta. Yleensä yhtiökokous ei voi päättää jakaa osinkoa hallituksen ehdottamaa tai hyväksymää määrää enempää. Osakeyhtiölain mukaan osingonjako perustuu viimeksi päättyneeltä tilikaudelta vahvistettuun ja tilintarkastettuun tilinpäätökseen. Yhtiö voi myös jakaa kuluvan tilikauden voittoon perustuvia osavuosiosinkoja ylimääräisen yhtiökokouksen hyväksymän, uuden tilintarkastetun

Pursuant to the Companies Act, a shareholder may participate in the General Meeting in person or by way of proxy representation. A proxy representative must produce a dated proxy document or otherwise in a reliable manner demonstrate their right to represent a shareholder at the General Meeting. When a shareholder participates in the General Meeting by means of several proxy representatives representing the shareholder based on shares in different securities accounts, the shares based on which each proxy representative represents the shareholder must be identified in connection with the registration for the General Meeting. In addition, each shareholder or proxy representative may have an assistant present at the General Meeting.

Voting Rights

A shareholder may attend and vote at a General Meeting personally or by using an authorised representative. Each Company share entitles its holder to cast one (1) vote at the General Meeting. If a holder of a nominee-registered share wishes to attend the General Meeting and exercise the voting rights attached to such share, the holder must register for a temporary entry in the Company’s shareholders’ register. A notification for the temporary entry into the shareholders’ register must be submitted no later than on the date specified in the notice to the General Meeting, which must be after the Record Date. There are no quorum requirements for the General Meetings in the Companies Act or the Company’s Articles of Association.

At the General Meeting, resolutions generally require the approval of the majority of the votes cast. However, certain resolutions, such as amending the Articles of Association, a directed share issue and, in certain cases, a resolution regarding the merger or demerger of the company, require a majority of two thirds of the votes cast and of the shares represented at the General Meeting. In addition, certain resolutions, such as a mandatory redemption of the shares in deviation from the shareholdings of the shareholders, require the consent of all shareholders.

Dividends and Other Distribution of Funds

Under the Companies Act, dividends on shares of a Finnish company may only be paid after the General Meeting has resolved on the distribution of dividend. As a general rule, the General Meeting may not decide to distribute assets in excess of what the Board of Directors has proposed or approved. Pursuant to the Companies Act, the distribution of dividends must be based on the most recently adopted and audited financial statements. A company may also pay an interim dividend based on the earnings of the ongoing financial year if the Extraordinary General Meeting adopts new audited financial statements. The payment of dividends requires the approval of the majority of the votes cast at

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tilinpäätöksen perusteella. Osingonjako edellyttää osakkeenomistajien enemmistöpäätöstä yhtiökokouksessa. Yhtiökokous voi myös valtuuttaa hallituksen päättämään osingonjaosta.

Osakeyhtiölain mukaan oma pääoma jaetaan sidottuun ja vapaaseen omaan pääomaan. Jaolla on merkitystä määritettäessä jakokelpoisten varojen määrää. Osakepääoma sekä kirjanpitolain (1336/1997, muutoksineen) mukainen uudelleenarvostusrahasto, käyvän arvon rahasto ja arvonkorotusrahasto ovat sidottua omaa pääomaa. Myös ennen nykyisen Osakeyhtiölain voimaantuloa syntyneet ylikurssirahasto ja vararahasto ovat sidottua omaa pääomaa sen mukaan kuin Osakeyhtiölain voimaanpanosta annetussa laissa (625/2006, muutoksineen) määrätään. Muut rahastot sekä tilikauden ja edellisten tilikausien voitto ovat vapaata omaa pääomaa. Osinko tai muu varojenjako voi olla enintään jakokelpoisten varojen suuruinen. Varoja ei kuitenkaan saa jakaa, jos jaosta päätettäessä tiedetään tai pitäisi tietää yhtiön olevan maksukyvytön tai jaon aiheuttavan maksukyvyttömyyden. Jakokelpoiset varat sisältävät tilikauden voiton, edellisiltä tilikausilta kertyneet voittovarat ja yhtiön muut vapaan oman pääoman erät, joista on vähennetty taseen osoittama tappio sekä määrä, joka yhtiöjärjestyksen mukaan on jätettävä jakamatta. Jakokelpoisia varoja on soveltuvin osin korjattava taseeseen aktivoitujen perustamis-, tutkimus- ja tiettyjen kehityskulujen määrällä sen mukaisesti, mitä Osakeyhtiölain voimaanpanosta annetussa laissa määrätään.

Osingon tai muun varojenjaon määrä ei saa ylittää hallituksen ehdottamaa tai hyväksymää määrää, elleivät osakkeenomistajat, jotka omistavat vähintään kymmenen prosenttia yhtiön kaikista osakkeista, sitä varsinaisessa yhtiökokouksessa vaadi. Mikäli edellä mainittu vaatimus esitetään, edellä määriteltyjen jakokelpoisten varojen rajoissa osinkona on jaettava vähintään puolet yhtiön tilikauden voitosta, josta vähennetään yhtiöjärjestyksen mukaan jakamatta jätettävä määrä. Osakkeenomistajat eivät voi vaatia osinkoina enemmän kuin kahdeksan prosenttia yhtiön omasta pääomasta. Jaettavasta määrästä vähennetään tilikaudelta ennen varsinaista yhtiökokousta mahdollisesti jaetut osingot.

Osingot ja muut jako-osuudet maksetaan niille osakkeenomistajille tai heidän nimeämilleen henkilöille, jotka on merkitty osakasluetteloon osingonmaksun täsmäytyspäivänä. Osakasluetteloa ylläpitää Euroclear Finland asianomaisen tilinhoitajan välityksellä. Arvo-osuusjärjestelmässä osingot maksetaan osakkeenomistajille tilisiirtoina rekisteriin ilmoitetuille tileille. Kaikki Yhtiön osakkeet tuottavat osakkeenomistajille yhtäläiset oikeudet osinkoon ja muuhun Yhtiön varojenjakoon (mukaan lukien Yhtiön varojen jako purkamistilanteessa). Osingon the General Meeting. The General Meeting may also authorise the Board of Directors to decide on the distribution of dividend.

Pursuant to the Companies Act, equity is divided into restricted and non-restricted equity. The division between restricted equity and unrestricted equity is relevant in the determination of distributable funds. Share capital and revaluation surplus, fair value reserve, and revaluation reserve as defined in the Finnish Accounting Act (1336/1997, as amended) are restricted equity. The share premium reserve and legal reserve established prior to the entry into force of the Finnish Companies Act are restricted equity as provided by the Act on the Implementation of the Companies Act (625/2006, as amended). Unrestricted equity consists of other reserves and the profit of the current and previous financial periods. The amount of any dividend or other distribution of assets is limited to the amount of distributable funds. However, no funds may be distributed if at the time of deciding on the distribution it is known or it should be known that the company is insolvent or that the distribution would result in insolvency. Distributable funds include the profit for the financial year, retained earnings from previous years, and other unrestricted equity, less reported losses and the amount required by the company’s Articles of Association to be left undistributed. The distributable funds must be adjusted as appropriate by the amount of foundation, research, and certain development costs capitalised in the balance sheet pursuant to the Act on the Implementation of the Companies Act.

A dividend or other distribution of assets may not exceed the amount proposed or approved by the Board of Directors unless requested at the Annual General Meeting by shareholders representing at least ten percent of the issued shares of a company. If such a request is presented, and sufficient distributable funds are available as described above, the dividend paid must equal at least one half of a company’s profit for the financial year, less the amount required by the company’s Articles of Association to be left undistributed. The shareholders may, however, not request a dividend exceeding eight percent of the total equity of a company. The possible distributions of profit for the financial period before the General Meeting are subtracted from the amount to be distributed.

Dividend and other distributions are paid to shareholders or their nominees who are included in the shareholders’ register on the relevant record date for the dividend distribution. The shareholders’ register is maintained by Euroclear Finland through a relevant book-entry account operator. Under the Finnish book-entry securities system, dividends are paid by account transfers to the accounts of the shareholders appearing in the registry. All shares of the Company provide their holders equal rights to dividend and other distributions

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vanhenemispäivä on tavallisesti kolme vuotta osingonmaksun eräpäivästä.

Osakeyhtiölain mukaan yhtiö voi hankkia tai lunastaa omia osakkeitaan. Yhtiökokouksen tulee tehdä päätökset yhtiön omien osakkeiden hankinnasta tai lunastamisesta, ja päätös edellyttää vähintään kahden kolmasosan enemmistöä annetuista äänistä sekä kokouksessa edustetuista osakkeista. Yhtiökokous voi myös määräajaksi, enintään 18 kuukaudeksi, valtuuttaa hallituksen päättämään yhtiön omien osakkeiden hankinnasta vapaalla omalla pääomalla. Omia osakkeita voidaan hankkia muuten kuin osakkeenomistajien omistamien osakkeiden suhteessa vain, jos siihen on yhtiön kannalta painava taloudellinen syy. Omia osakkeita voidaan lähtökohtaisesti lunastaa muuten kuin osakkeenomistajien omistamien osakkeiden suhteessa vain kaikkien osakkeenomistajien suostumuksella. Julkisessa osakeyhtiössä päätöstä omien osakkeiden hankkimisesta, lunastamisesta tai pantiksi ottamisesta ei saa tehdä siten, että yhtiöllä ja sen tytäryhteisöillä hallussaan tai panttina olevien omien osakkeiden yhteenlaskettu määrä olisi yli kymmenen prosenttia kaikista osakkeista. Yhtiölle tai sen tytäryhteisölle kuuluvalla osakkeella ei voi osallistua yhtiökokoukseen tai osingonjakoon.

Sulautumisvastikeosakkeet tuottavat osakkeenomistajilleen oikeudet osinkoon ja muihin jaettaviin varoihin sekä muihin osakkeenomistajan oikeuksiin sen jälkeen, kun osakkeet on rekisteröity Kaupparekisteriin. Muun vapaan oman pääoman kuin voiton jakaminen tapahtuu pääpiirteissään edellä osingonjaosta sanottua vastaavalla tavalla.

Pakollinen julkinen ostotarjous ja lunastusvelvollisuus

Arvopaperimarkkinalain mukaan osakkeenomistajan, jonka osuus kasvaa yli kolmeen kymmenesosaan tai yli puoleen yhtiön osakkeiden äänimäärästä sen jälkeen, kun yhtiön osake on otettu julkisen kaupankäynnin kohteeksi, on tehtävä julkinen ostotarjous kaikista yhtiön jäljellä olevista osakkeista ja osakkeisiin oikeuttavista arvopapereista käypään hintaan.

Osakeyhtiölain mukaan se, jolla on yli yhdeksän kymmenesosaa yhtiön kaikista osakkeista ja osakkeiden tuottamista äänistä, on oikeutettu lunastamaan yhtiön muiden osakkeenomistajien osakkeet käypään hintaan. Osakeyhtiölaissa on yksityiskohtaiset säännökset osakkeiden ja niiden tuottamien äänien laskemisesta. Lisäksi vähemmistöosakkeenomistaja, jonka osakkeet voidaan edellä mainitulla tavalla lunastaa, on oikeutettu vaatimaan edellä mainitulta enemmistöosakkeenomistajalta osakkeidensa lunastamista. Yhtiön on viipymättä ilmoitettava lunastusoikeuden ja -velvollisuuden syntyminen rekisteröitäväksi Kaupparekisteriin.

of the Company (including in an event of dissolution of the Company). The date of expiry of the dividend is usually three years from the payment date of the dividend.

Under the Companies Act, a company may acquire or redeem its own shares. Decisions on the acquisition or redemption of a company’s own shares must be made by the General Meeting and require at least two thirds of the votes cast and the shares represented at the meeting. The General Meeting may also authorise the Board of Directors to decide on an acquisition of the company’s own shares using the unrestricted equity for a specific period of time, which cannot exceed 18 months. A company may acquire its own shares in a proportion other than that of the shares held by the shareholders only if there is a weighty financial reason for the company to do so. As a general rule, a company may redeem its own shares in a proportion other than that of the shares held by the shareholders only by the consent of all shareholders. A public company’s decision to acquire or redeem its own shares or to accept them as pledge may not be made if the treasury shares in the possession of or held as pledges by the company and its subsidiaries exceed ten percent of all shares. Shares held by a company or its subsidiaries do not entitle the holder to participate in the General Meeting or to dividend distribution.

The Merger Consideration Shares entitle their holder to dividends and other distribution of assets by the Company as well as other shareholder rights after being registered in the Finnish Trade Register. The distribution of other unrestricted equity than profits is effected essentially in the same way as described above regarding the distribution of dividend.

Mandatory Tender Offer and Redemption Obligation

The Finnish Securities Market Act requires that a shareholder whose holding in a company exceeds three tenths or one half of the total voting rights attached to the shares of the company after the commencement of a public quotation of such shares must make a public tender offer for all the remaining shares and securities with an entitlement to the shares issued by the company for fair value.

Under the Companies Act, a party holding more than nine tenths of all the shares and votes attached to the shares in a company has the right to redeem the shares of the other shareholders of the company at fair value. The Companies Act provides detailed provisions for the calculation of shares and votes attached thereto. In addition, any minority shareholder that possesses shares that may be so redeemed by a majority shareholder under the Companies Act has the right to require such majority shareholder to redeem its shares. If a shareholding constitutes the right and obligation for

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Keskuskauppakamarin lunastuslautakunta valitsee tarpeellisen määrän välimiehiä ratkaisemaan lunastusoikeutta ja lunastushinnan määrää koskevat erimielisyydet. Osakkeen lunastushinta on määritettävä välimiesmenettelyn vireilletuloa edeltävän ajankohdan käyvän hinnan mukaan.

Siirto arvo-osuusjärjestelmän kautta

Myytäessä arvo-osuusjärjestelmässä olevia osakkeita kyseiset osakkeet siirretään tilisiirtona myyjän arvo-osuustililtä ostajan arvo-osuustilille. Myynnin osalta jakaumatiedot on rekisteröity Euroclear Finlandin Infinity-järjestelmään, ja jos tarpeen, arvo-osuutta koskeva ehto tehdään arvo-osuustilille. Myynti rekisteröidään ennakkokirjauksena siihen saakka, kunnes kauppa on selvitetty ja osakkeet maksettu, minkä jälkeen ostaja merkitään automaattisesti yhtiön osakasluetteloon. Kaupat selvitetään yleensä Euroclear Finlandin automaattisessa selvitysjärjestelmässä (Infinity-järjestelmä) toisena pankkipäivänä kaupantekopäivästä, elleivät osapuolet ole toisin sopineet. Jos osakkeet on hallintarekisteröity ja myyjän ja ostajan osakkeet on talletettu samalle hallintarekisteritilille, osakkeiden myynti ei edellytä mitään merkintöjä Suomen arvo-osuusjärjestelmään, ellei haltija vaihdu tai osakkeita siirretä pois hallintarekisteritililtä myynnin perusteella.

Valuuttakontrolli

Ulkomaalaiset voivat hankkia suomalaisen osakeyhtiön osakkeita ilman erityistä valuuttakontrollilupaa. Ulkomaalaiset voivat myös vastaanottaa osinkoa ilman erityistä valuuttakontrollilupaa, mutta yhtiö joutuu lähtökohtaisesti pidättämään lähdeveron Suomesta siirrettävistä varoista, ellei kaksinkertaisen verotuksen poistamiseksi tehty sopimus, jonka määräykset kieltävät lähdeveron pidätyksen, sovellu. Ulkomaalaiset, jotka ovat hankkineet suomalaisen osakeyhtiön osakkeita, voivat saada osakkeita rahastoannin yhteydessä tai osallistua uusmerkintään ilman erityistä valuuttakontrollilupaa. Ulkomaalaiset voivat myydä suomalaisen yhtiön osakkeita Suomessa, ja tällaisesta myynnistä saadut tulot voidaan siirtää pois Suomesta missä tahansa vaihdettavassa valuutassa. Suomessa ei ole voimassa valuuttakontrollisäännöksiä, jotka rajoittaisivat suomalaisen yhtiön osakkeiden myymistä toiselle ulkomaalaiselle.

SUOMEN ARVOPAPERIMARKKINAT

Alla oleva on yleiskatsaus Suomen arvopaperimarkkinoista, sisältäen lyhyen yhteenvedon tietyistä tämän selvityksen päivämääränä Suomessa voimassa olevista laeista ja määräyksistä, jotka vaikuttavat Yhtiöön sen ollessa listattuna Nasdaq Helsingissä. Yhteenvedon ei ole tarkoitus olla kokonaisvaltainen kuvaus kaikista Yhtiöön vaikuttavista laeista ja määräyksistä, eikä yhteenvetoa tule pitää tyhjentävänä. Lisäksi redemption, the company must immediately have this registered in the Finnish Trade Register. The Redemption Committee of the Finland Chamber of Commerce appoints a requisite number of arbitrators to resolve disputes related to the redemption and the redemption price. The fair price of the share before the initiation of the arbitration serves as the basis for the determination of the redemption price.

Transfer through the Finnish Book-Entry Securities System

Upon a sale of shares through the Finnish book-entry securities system, the relevant shares are transferred from the seller’s book-entry account to the buyer’s book-entry account as an account transfer. For the sale, allocation data is recorded into Euroclear Finland’s Infinity system and, if necessary, a provision regarding the book-entry security is made to the book-entry account. The sale is registered as an advance transaction until the settlement thereof and the payment for the shares, after which the buyer will automatically be registered in the register of shareholders of the relevant company. Trades are normally cleared in Euroclear Finland’s automated clearing and settlement system (Infinity system) on the second banking day after the trade date unless otherwise agreed by the parties. If the shares are registered in the name of a nominee and the seller’s and buyer’s shares are deposited in the same custodial nominee account, a sale of shares does not require any entries into the Finnish book-entry securities system unless the nominee changes or the shares are transferred from the custodial nominee account based on the sale.

Foreign Exchange Control

The shares of a Finnish company may be purchased by non-residents of Finland without any separate Finnish exchange control consent. Non-residents may also receive dividends without separate Finnish exchange control consent, but the company is generally required to withhold tax on the transfer of assets out of Finland unless an agreement for avoiding double taxation whose provisions prevent the withholding of tax applies. Non-residents who have acquired shares in a Finnish limited liability company may receive shares pursuant to a bonus issue or through participation in a rights issue without separate Finnish exchange control consent. The shares of a Finnish company may be sold in Finland by non-residents, and the proceeds of such sales may be transferred out of Finland in any convertible currency. There are no Finnish exchange control regulations restricting the sale of shares in a Finnish company by non-residents to other non-residents.

THE FINNISH SECURITIES MARKETS

The following is an overview of the Finnish securities market, including a brief summary of certain Finnish laws and regulations in effect as at the date of this

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yhteenvedossa mainittuja lakeja, sääntöjä, määräyksiä ja menettelytapoja voidaan tarkistaa tai tulkita uudelleen.

Kaupankäynti Arvopapereilla ja selvitys Nasdaq Helsingissä

Kaupankäynti arvopapereilla ja kauppojen selvitys Nasdaq Helsingissä tapahtuu euroissa. Pienin mahdollinen hinnanmuutos (tikkiväli, tick size) noteerauksissa riippuu osakkeen hinnasta. Hintatiedot tuotetaan ja julkaistaan euroissa.

Nasdaq Helsinki käyttää INET Nordic -kaupankäyntijärjestelmää. INET Nordic on toimeksiantopohjainen järjestelmä, jossa toimeksiannot täsmäytetään kaupoiksi, kun hinta- ja volyymitiedot sekä muut ehdot täsmäävät. INET Nordic lähettää kaupankäyntitietoa jatkuvasti. Tiedot näytetään reaaliajassa muun muassa tilauskirjojen, toteutettujen kauppojen, indeksitietojen ja erilaisten raporttien muodossa. Nasdaq Helsingissä kaupankäynti koostuu kolmesta päävaiheesta: kaupankäyntiä edeltävästä vaiheesta, varsinaisesta kaupankäynnistä ja kaupankäynnin jälkeisestä vaiheesta. Osakkeiden kaupankäyntiä edeltävä vaihe alkaa kello 9.00 (kaikki tässä jaksossa esitetyt ajat on esitetty Suomen ajassa) ja päättyy kello 9.45, jonka aikana toimeksiantoja voidaan tallentaa, muuttaa tai poistaa. Päivän avaus alkaa kello 9.45 ja päättyy kello 10.00. Jatkuva kaupankäynti alkaa välittömästi päivän avauksen päätyttyä kello 10.00, ja markkinakysyntään perustuva kaupankäynti jatkuu kello 18.25 saakka, jolloin päivän päätös alkaa. Päivän avaukseen siirretään automaattisesti kaupankäyntiä edeltävän vaiheen aikana tallennetut tarjoukset sekä järjestelmässä jo olevat useamman päivän voimassa olevat tarjoukset. Kaupankäynnin jälkeinen vaihe, jonka aikana osakkeiden sopimuskauppoja voidaan tallentaa kaupankäyntipäivän aikana vahvistetuilla hinnoilla jälkipörssikauppoina päivän kaupankäyntiin perustuvien hintarajojen puitteissa, ajoittuu kello 18.30 ja kello 19.00 väliseen aikaan.

Kaupat selvitetään yleensä Euroclear Finlandin automaattisessa selvitysjärjestelmässä (Infinity-järjestelmä) toisena pankkipäivänä kaupantekopäivästä, elleivät osapuolet ole toisin sopineet. Nasdaq Helsinki on osa Nasdaq, Inc -konsernia (”Nasdaq”). Nasdaq tarjoaa kaupankäyntiä moninkertaisten varallisuusluokkien lävitse ja sen teknologia tukee yli 90 pörssin toimintaa 50 maassa. Nasdaq lisäksi omistaa ja ylläpitää Tukholman, Kööpenhaminan, Reykjavikin, Tallinnan, Riian ja Vilnan pörssejä. Kussakin maassa on oma pörssilista ja maakohtaiset listautumisvaatimukset. Nasdaqin Pohjoismainen lista (”Pohjoismainen lista”) otettiin käyttöön 2006, ja se sisältää Helsingin, Kööpenhaminan, Tukholman ja Reykjavikin pörsseissä listatut osakkeet. Pohjoismaisen listan myötä yhtiöiden listausvaatimuksia sekä listayhtiöiden esittelytapaa on report, affecting the Company as a company listed on Nasdaq Helsinki. The summary is not intended to provide a comprehensive description of all laws and regulations affecting the Company and should not be considered exhaustive. Moreover, the laws, rules, regulations, and procedures summarised below may be amended or reinterpreted.

Trading in Securities and Clearing on Nasdaq Helsinki

Trading in and clearing of securities on Nasdaq Helsinki take place in euro. The minimum price increment in which prices are quoted (tick size) depends on the share price. Price information is produced and published in euro.

Nasdaq Helsinki uses the trading platform INET Nordic. INET Nordic is an order-based system in which orders are executed when price and volume information and other conditions match. INET Nordic continuously broadcasts trading information. The information is displayed in real time in the form of order books, concluded trades, index information, and different kinds of reports, for instance. Nasdaq Helsinki has three principal trading sessions: pre-open session, continuous trading, and post-trading session. The pre-open session for shares begins at 9:00 a.m. (all times in this section are stated in Finnish time) and ends at 9:45 a.m., during which orders may be placed, changed, or cancelled. The opening call begins at 9:45 a.m. and ends at 10:00 a.m. Continuous trading begins immediately after the opening call ends at 10:00 a.m., and trading based on market demand continues until 6:25 p.m., when the closing call is initiated. Orders entered during the pre-open session and existing orders with several days’ validity are automatically transferred into the opening call. Post-trading, during which contract transactions for shares can be registered as after-hours trading in confirmed prices within the price limits based on the day’s trading, takes place between 6:30 p.m. and 7:00 p.m.

Trades are normally cleared in Euroclear Finland’s automated clearing and settlement system (Infinity system) on the second banking day after the trade date unless otherwise agreed by the parties. Nasdaq Helsinki is a part of Nasdaq, Inc. (“Nasdaq”). Nasdaq offers trading across multiple asset classes, and its technology supports the operations of over 90 marketplaces in 50 countries. Nasdaq also owns and maintains the stock exchanges in Stockholm, Copenhagen, Reykjavik, Tallinn, Riga, and Vilnius. Each country has its own official list and country-specific listing requirements. Nasdaq’s Nordic List (the “Nordic List”) was launched in 2006 and consists of shares listed on the exchanges in Helsinki, Copenhagen, Stockholm, and Reykjavik. Through the Nordic List, the listing requirements for companies and the way of presenting the listed companies have been harmonised. On the Nordic List,

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yhtenäistetty. Pohjoismaisella listalla yhtiöt esitellään ensin markkina-arvon ja sitten toimialan mukaan liikkeeseenlaskijan kotipaikasta riippumatta. Markkina-arvoryhmät on jaettu kolmeen kategoriaan: suuret yhtiöt (Large Cap), keskisuuret yhtiöt (Mid Cap) ja pienet yhtiöt (Small Cap). Liikkeeseenlaskijat jaotellaan eri markkina-arvosegmenteissä teollisuustoimialaluokituksen (Industry Classification Benchmark, ICB) mukaan. Samaan teollisuustoimialaan kuuluvat liikkeeseenlaskijat sijoitetaan samaan teollisuustoimialasegmenttiin aakkosjärjestyksessä.

Arvopaperimarkkinoiden sääntely

Suomen arvopaperimarkkinoita valvova viranomainen on Finanssivalvonta. Keskeinen arvopaperimarkkinoita sääntelevä laki on Arvopaperimarkkinalaki, joka sisältää määräyksiä muun muassa yhtiöiden ja osakkeenomistajien tiedonantovelvollisuudesta, kuten liputusvelvollisuudesta, esitteistä sekä julkisista ostotarjouksista. Lisäksi Markkinoiden väärinkäyttöasetus (”MAR”) sääntelee sisäpiirikauppoja, sisäpiiritiedon laitonta ilmaisemista, markkinoiden manipulointia ja sisäpiiritiedon julkistamista. MAR vahvistaa yhtenäisen markkinoiden väärinkäyttöä koskevan sääntelykehyksen EU-alueella. Finanssivalvonta ja Nasdaq Helsinki ovat antaneet tarkempaa sääntelyä Arvopaperimarkkinalain nojalla. Finanssivalvonta valvoo näiden määräysten noudattamista.

Arvopaperimarkkinalaki määrittää tiedonantovelvollisuuden vähimmäisvaatimukset suomalaisille yhtiöille, jotka hakevat listautumista Nasdaq Helsinkiin tai jotka tarjoavat arvopapereita yleisölle Suomessa. Julkisen kaupankäynnin kohteena olevan arvopaperin liikkeeseenlaskijalla on velvollisuus säännöllisesti julkistaa taloudellista tietoa yhtiöstä sekä MAR:n mukaan velvollisuus julkistaa mahdollisimman pian sisäpiiritieto, joka koskee suoraan kyseistä liikkeeseenlaskijaa. Liikkeeseenlaskija voi lykätä sisäpiiritiedon julkistamista, jos kaikki MAR:n asettamat edellytykset täyttyvät. Julkistettavien tietojen on annettava sijoittajalle riittävät tiedot perustellun arvion tekemiseksi arvopaperista ja sen liikkeeseenlaskijasta.

Rikoslaki (39/1889, muutoksineen) sisältää säännöksiä sisäpiiritiedon väärinkäytöstä, sisäpiiritiedon laittomasta ilmaisemisesta, markkinoiden manipuloinnista ja tiedonantovelvollisuuksien rikkomisesta. Näiden säännösten rikkominen on kriminalisoitu. Markkinoiden väärinkäyttöasetuksessa, Arvopaperimarkkinalaissa ja Finanssivalvonnasta annetussa laissa (878/2008, muutoksineen) on annettu Finanssivalvonnalle oikeus määrätä hallinnollisia sanktioita siltä osin kuin kyseessä oleva teko ei kuulu rikoslain soveltamisalaan. Finanssivalvonta voi esimerkiksi antaa julkisen varoituksen taikka määrätä

companies are presented first by their market capitalisation and then by their industry sector irrespective of the domicile of the issuer. The market capitalisation classification is divided into three categories: large companies (Large Cap), mid-sized companies (Mid Cap), and small companies (Small Cap). Within each market capitalisation segment, issuers are sorted by their industry sector according to the ICB Company Classification Standard. Issuers belonging to the same industry sector are placed in the same industry sector segment in alphabetical order.

Regulation of the Securities Market

The securities market in Finland is supervised by the Finnish Financial Supervisory Authority (the “FIN-FSA”). The principal statute governing the Finnish securities market is the Finnish Securities Markets Act, which contains regulations with respect to, among other things, company and shareholder disclosure obligations, such as the flagging obligation, prospectuses, and public tender offers. Furthermore, the Market Abuse Regulation (the “MAR”) regulates insider dealing, the unlawful disclosure of inside information, market manipulation, and the public disclosure of inside information. MAR establishes a uniform regulatory framework for the market abuse regime in the EU. The FIN-FSA and Nasdaq Helsinki have also issued more detailed regulations under the Finnish Securities Markets Act. The FIN-FSA monitors compliance with these regulations.

The Finnish Securities Markets Act specifies the minimum disclosure requirements for Finnish companies applying to be listed on Nasdaq Helsinki or making a public offering of securities in Finland. An issuer of a security subject to public trading is obliged to provide financial information of the company regularly and, pursuant to MAR, disclose to the public as soon as possible any inside information which directly concerns the issuer. The issuer may delay the disclosure of inside information to the public if all of the conditions set out in MAR are met. Information disclosed must be sufficient to enable investors to make an informed assessment of the security and the issuer thereof.

The Finnish Criminal Code (39/1889, as amended) contains provisions relating to the misuse of inside information, the unlawful disclosure of inside information, market manipulation, and the breach of disclosure requirements. A breach of these provisions constitutes a criminal offense. Pursuant to MAR, the Finnish Securities Markets Act, and the Finnish Act on the Financial Supervisory Authority (878/2008, as amended), the FIN-FSA has the right to impose administrative sanctions to the extent the offense does not fall within the scope of the Finnish Criminal Code. The FIN-FSA may, for example, issue a public warning or impose an administrative fine or penalty payment for the breach of disclosure requirements or public tender

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rikemaksun tai seuraamusmaksun julkistamisvaatimuksia, julkista ostotarjousta, sisäpiirirekisteriä tai markkinoiden väärinkäyttöä koskevien säännösten rikkomisesta. Nasdaq Helsingin kurinpitolautakunta voi antaa yhtiölle varoituksen tai muistutuksen taikka määrätä kurinpitomaksun tai määrätä yhtiön pörssilistalta poistettavaksi.

Osakkeenomistajan on annettava ilman aiheetonta viivytystä ilmoitus suomalaiselle pörssiyhtiölle ja Finanssivalvonnalle, kun hänen äänimääränsä tai omistusosuutensa kyseisen listatun suomalaisen yhtiön osakkeiden kokonaismäärästä saavuttaa, ylittää tai vähenee alle 5 prosentin, 10 prosentin, 15 prosentin, 20 prosentin, 25 prosentin, 30 prosentin, 50 prosentin, 66,67 prosentin (2/3) tai 90 prosentin Arvopaperimarkkinalain mukaisesti laskettuna tai milloin osakkeenomistajalla on oikeus saada rahoitusvälineen perusteella osakkeita määrä, joka saavuttaa tai ylittää taikka vähenee alle kyseisten rajojen. Suomalaisen listayhtiön saatua tiedon siitä, että osakkeenomistajan omistus- tai ääniosuus on saavuttanut, ylittänyt tai laskenut alle jonkun edellä mainitun rajan, yhtiön tulee ilman aiheetonta viivytystä julkistaa tieto sekä ilmoittaa siitä Nasdaq Helsingille ja toimittaa tieto keskeisille tiedotusvälineille. Jos osakkeenomistaja on rikkonut velvollisuuksiaan ääni- tai omistusosuuden ilmoittamisesta, Finanssivalvonta voi painavasta syystä kieltää osakkeenomistajaa käyttämästä äänioikeutta ja olemasta edustettuna yhtiökokouksessa niillä osakkeilla, joita rikkomus koskee.

Arvopaperimarkkinalain mukaan osakkeenomistajan, jonka ääniosuus nousee Arvopaperimarkkinalain määrittämällä tavalla yli kolmeen kymmenesosaan (3/10) tai yli puoleen (1/2) yhtiön osakkeiden tuottamasta äänimäärästä sen jälkeen, kun yhtiön osake on otettu julkisen kaupankäynnin kohteeksi, on Arvopaperimarkkinalain mukaan tehtävä käypään hintaan julkinen ostotarjous kaikista jäljellä olevista yhtiön liikkeeseen laskemista osakkeista ja sen osakkeisiin oikeuttavista arvopapereista. Jos edellä tarkoitettujen rajojen ylitykseen johtaneet arvopaperit on hankittu julkisella ostotarjouksella, joka on tehty kaikista kohdeyhtiön liikkeeseen laskemista osakkeista ja kohdeyhtiön liikkeeseen laskemista sen osakkeisiin oikeuttavista arvopapereista, ei velvollisuutta tehdä ostotarjous kuitenkaan synny. Jos yhtiössä on kaksi tai useampia osakkeenomistajia, joiden ääniosuudet ylittävät edellä kuvatun rajan, velvollisuus tehdä ostotarjous syntyy vain osakkeenomistajalle, jolla on korkein ääniosuus. Jos osakkeenomistajan edellä kuvatun ääniosuuden ylittyminen johtuu yksinomaan kohdeyhtiön tai toisen osakkeenomistajan toimenpiteistä, ei osakkeenomistajalle synny tarjousvelvollisuutta ennen kuin tämä hankkii tai merkitsee lisää kohdeyhtiön osakkeita tai muutoin kasvattaa ääniosuuttaan kohdeyhtiössä. Jos edellä

offer, insider register, or market abuse provisions. The disciplinary board of Nasdaq Helsinki may give a warning or note or impose a disciplinary fine or order a company to be removed from the stock exchange list.

A shareholder of a Finnish listed company is required, without undue delay, to notify said company and the FIN-FSA when its voting interest in or its percentage ownership of the total number of shares in said company reaches, exceeds, or falls below 5 percent, 10 percent, 15 percent, 20 percent, 25 percent, 30 percent, 50 percent, 66.67 percent (2/3), or 90 percent, calculated in accordance with the Finnish Securities Markets Act, or when it has on the basis of a financial instrument the right to receive an amount of shares that reaches, exceeds, or falls below any such threshold. If a Finnish listed company receives information indicating that a voting interest or ownership interest has reached, exceeded, or fallen below any of these thresholds, it must, without undue delay, publish such information and disclose it to Nasdaq Helsinki and to the main media. If a shareholder violates its obligation to notify the relevant parties of a voting interest or ownership, the FIN-FSA may, based on a weighty reason, prohibit the shareholder from using its right to vote and be presented at the General Meeting for the shares to which the violation relates.

Pursuant to the Securities Markets Act, a shareholder whose proportion of voting rights in a listed company exceeds three tenths (3/10) or one half (1/2) of the total voting rights attached to the shares of the company, calculated in accordance with the Finnish Securities Markets Act, after the commencement of a public quotation of such shares must make a public tender offer for all the remaining shares and securities with an entitlement to its shares issued by the company for fair value. If the securities exceeding the thresholds referred to above have been acquired through a public tender offer on all shares and securities with an entitlement to the shares issued by the target company, no obligation to make a tender offer arises. If a company has two or more shareholders whose holdings of voting rights exceed the above-mentioned limit, only the shareholder with the most voting rights is required to make a tender offer. If the proportion of votes described above is exceeded solely due to measures taken by the target company or other shareholders, the shareholder will not be obligated to make a tender offer until they acquire or subscribe for more shares in the target company or otherwise increase their proportion of votes in the target company. If the above-mentioned limit is exceeded due to the shareholders acting in concert when making a voluntary tender offer, the obligation to make a tender offer is not triggered if the acting in concert is limited to such tender offer only. There is no obligation to make a tender offer if a shareholder or another party who is acting in concert with such shareholder gives up its voting rights in excess of the above-mentioned limit

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kuvatun ääniosuuden ylittyminen johtuu siitä, että osakkeenomistajat toimivat yksissä tuumin tehdessään vapaaehtoisen ostotarjouksen, ei velvollisuutta tehdä ostotarjousta synny, jos yksissä tuumin toimiminen rajoittuu yksinomaan julkisen ostotarjouksen tekemiseen. Velvollisuutta tehdä ostotarjous ei ole, jos osakkeenomistaja tai muu osakkeenomistajan kanssa yksissä tuumin toimiva henkilö luopuu edellä kuvatun rajan ylittävästä ääniosuudestaan kuukauden kuluessa rajan ylittymisestä edellyttäen, että osakkeenomistaja julkistaa tiedon luopumisaikeestaan eikä käytä äänivaltaansa tänä aikana.

Osakeyhtiölain mukaan osakkeenomistajalla, joka omistaa yli yhdeksän kymmenesosaa kaikista yhtiön osakkeista ja osakkeiden tuottamasta äänimäärästä, on oikeus lunastaa yhtiön muiden osakkeenomistajien osakkeet käyvästä hinnasta. Lisäksi vähemmistöosakkeenomistaja, jonka osakkeet enemmistöosakas voi edellä mainitulla tavalla lunastaa Osakeyhtiölain nojalla, on oikeutettu vaatimaan lunastamiseen oikeutetulta osakkeenomistajalta osakkeidensa lunastamista. Enemmistöosakkaan osake- ja äänimäärien laskemisesta on annettu yksityiskohtaisia säännöksiä Osakeyhtiölaissa.

Arvopaperimarkkinalain mukaan suomalaisen pörssiyhtiön on suoraan tai epäsuorasti kuuluttava riippumattomaan, elinkeinoelämää laajasti edustavaan Suomessa perustettuun toimielimeen, joka on antanut hyvän arvopaperimarkkinatavan noudattamisen edistämiseksi suosituksen kohdeyhtiön johdon toiminnasta julkisessa ostotarjouksessa (”Ostotarjouskoodi”). Arvopaperimarkkinalain mukaan pörssiyhtiön on annettava perustelut sille, miksi se ei ole sitoutunut noudattamaan Ostotarjouskoodia.

Lyhyet nettopositiot Nasdaq Helsingissä kaupankäynnin kohteena olevissa osakkeissa on ilmoitettava Finanssivalvonnalle lyhyeksimyynnistä ja tietyistä luottoriskinvaihtosopimuksiin liittyvistä kysymyksistä 14 päivänä maaliskuuta 2012 annetun Euroopan parlamentin ja neuvoston asetuksen (EU) N:o 236/2012 mukaisesti. Lyhyiden nettopositioiden ilmoitusvelvollisuus koskee kaikkia sijoittajia ja markkinatoimijoita. Kaupankäynnin kohteeksi säännellyllä markkinalla otetun yhtiön osakkeita koskeva lyhyt nettopositio on ilmoitettava, kun positio saavuttaa, ylittää tai alittaa 0,2 prosenttia kohdeyhtiön liikkeeseen lasketusta osakepääomasta. Uusi ilmoitus on tehtävä kynnysarvon ylittymisen jälkeen 0,1 prosenttiyksikön välein. Finanssivalvonta julkaisee ilmoitetut lyhyet nettopositiot verkkosivustollaan, jos lyhyt nettopositio saavuttaa, ylittää tai alittaa 0,5 prosenttia kohdeyhtiön liikkeeseen lasketusta osakepääomasta. Euroopan arvopaperimarkkinaviranomainen (ESMA) päätti 16.3.2020 tilapäisesti alentaa kansallisten within one month after such limit is exceeded, provided that the shareholder publishes its intention and voting rights are not used during such time.

Under the Companies Act, a shareholder holding shares representing more than nine tenths of all the shares in a company and of the votes conferred by the shares has the right to redeem the shares of the other shareholders of the company at fair value. In addition, any minority shareholder that possesses shares that may be so redeemed by the majority shareholder in accordance with the Companies Act is entitled to require the majority shareholder to redeem its shares. The Companies Act includes detailed rules that apply to the calculation of the specified proportions of shares and votes of a majority shareholder.

Under the Finnish Securities Markets Act, a Finnish listed company must directly or indirectly belong to an independent body established in Finland that broadly represents the business sector and has, in order to promote compliance with good securities markets practice, issued a recommendation which relates to the actions of the management of the target company regarding a public takeover bid (the “Helsinki Takeover Code”). Pursuant to the Finnish Securities Markets Act, a listed company must provide an explanation for not being committed to complying with the Helsinki Takeover Code.

Net short positions relating to shares tradable on Nasdaq Helsinki must be disclosed to the FIN-FSA in accordance with Regulation (EU) No 236/2012 of the European Parliament and of the Council of 14 March 2012 on short selling and certain aspects of credit default swaps. The obligation to notify net short positions applies to all investors and market participants. A net short position in relation to the shares of a company that has shares admitted to trading on a regulated market must be disclosed where the position reaches, exceeds, or falls below the threshold of 0.2 percent of the target company’s issued share capital. A new notification must be submitted for each 0.1 percent above the threshold. The FIN-FSA publishes the notified net short positions on its website if the net short position reaches, exceeds, or falls below 0.5 percent of the issued share capital of the target company. On 16 March 2020, the European Securities and Markets Authority (ESMA) decided to lower the reporting threshold to national competent authorities, including the FIN-FSA, of net short positions from 0.2 percent to 0.1 percent on a temporary basis. ESMA renewed its decision on 16 September 2020 and it came into force on 18 September 2020. The decision will apply for three months from its date of entry into force.

Book-Entry Securities System

General

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virnaomaisten lyhyiden nettopositioiden raportointirajaa, mukaan lukien Finanssivalvonnan, 0,2 prosentista 0,1 prosenttiin. ESMA päätti 16.9.2020 jatkaa aiempaa päätöstään ja se tuli voimaan 18.9.2020. Päätös on voimassa kolme kuukautta sen voimaantulosta.

Arvo-osuusjärjestelmä

Yleistä

Euroopan unioniin sijoittautuneiden liikkeeseenlaskijoiden, jotka laskevat liikkeeseen tai ovat laskeneet liikkeeseen siirtokelpoisia arvopapereita, jotka otetaan kaupankäynnin kohteeksi tai joilla käydään kauppaa kauppapaikoilla, on huolehdittava siitä, että tällaiset arvopaperit muutetaan arvo-osuusmuotoon. Liikkeeseenlaskijalla on oikeus valita arvopaperikeskus, jossa arvopaperit lasketaan liikkeeseen. Arvopaperikeskus ylläpitää arvo-osuusjärjestelmää. Suomessa arvopaperikeskuksena toimii Euroclear Finland, joka tarjoaa arvopapereiden selvitys- ja rekisteröintipalveluja kansallisella tasolla. Euroclear Finland pitää keskitettyä arvo-osuusrekisteriä sekä oman pääoman että vieraan pääoman ehtoisista arvopapereista. Euroclear Finlandin osoite on Urho Kekkosen katu 5 C, 00100 Helsinki.

Euroclear Finland pitää liikkeeseenlaskijoiden puolesta liikkeeseenlaskijakohtaisia osakasluetteloita arvo-osuusjärjestelmään kuuluvista yhtiöistä. Lisäksi Euroclear Finland tarjoaa tilinhoitopalveluita osakkeenomistajille, jotka ovat avanneet tilinsä ennen arvo-osuusjärjestelmää ja selvitystoimintaa koskevan lain (348/2017, muutoksineen) voimaantuloa 21.6.2017. Euroclear Finlandille keskitetyn arvo-osuusjärjestelmän ylläpitämisestä aiheutuvista kustannuksista arvo-osuusjärjestelmää ja selvitystoimintaa koskevan lain siirtymäkauden aikana (348/2017, muutoksineen) vastaavat pääasiassa arvo-osuusjärjestelmään liittyneet liikkeeseenlaskijat ja tilinhoitajat. Tilinhoitajina toimivat, muun muassa luottolaitokset, sijoituspalveluyritykset sekä muut yhteisöt, joille arvopaperikeskus on antanut valtuudet toimia selvitysosapuolena, hallinnoivat arvo-osuustilejä ja niillä on oikeus tehdä kirjauksia arvo-osuustileille.

Kirjaamismenettely

Kaikkien arvo-osuusjärjestelmään liittyneiden yhtiöiden osakkeenomistajien tai näiden omaisuudenhoitajien on avattava jonkin tilinhoitajan hallinnoima arvo-osuustili taikka hallintarekisteröitävä osakkeet tilikirjausten toteuttamiseksi. Suomalaiset osakkeenomistajat eivät saa hallintarekisteröidä omistamiaan osakkeita Suomessa. Muun kuin suomalaisen osakkeenomistajan arvo-osuudet voidaan kirjata omaisuudenhoitotilille, jolloin arvo-osuudet rekisteröidään hallintarekisteröinnin hoitajan nimiin yhtiön osakasluetteloon. Omaisuudenhoitotilin tulee

Any issuer established in the European Union that issues or has issued transferable securities that are admitted to trading or traded on trading venues must arrange for such securities to be represented in book-entry form. The issuer has the right to choose the central securities depository where the securities are admitted to trading. The central securities depository maintains the book-entry system. In Finland, the central securities depository is Euroclear Finland, which provides national clearing and settlement as well as registration services for securities. Euroclear Finland maintains a centralised book-entry securities system for both equity and debt securities. The address of Euroclear Finland is Urho Kekkosen katu 5 C, FI-00100, Helsinki, Finland.

Euroclear Finland keeps, on behalf of the issuers, issuer-specific shareholders’ registers of companies entered into the book-entry system. In addition, Euroclear Finland offers book-entry account services to shareholders who have opened their accounts before the enforcement of the Act on the Book-Entry System and Settlement Activities (348/2017, as amended), entered into force on 21 June 2017. During the transitional period of the Act on the Book-Entry System and Clearing Operations (348/2017, as amended), the expenses incurred by Euroclear Finland in connection with maintaining the centralised book-entry securities system are borne mainly by the issuers and the account operators participating in the book-entry securities system. The account operators, consisting, for instance, of credit institutions, investment service firms, and other institutions licensed to act as clearing parties by the central securities depository, administer the book-entry accounts and are entitled to make entries in the book-entry accounts.

Registration procedure

In order to hold entries in the book-entry system, a shareholder or such holder’s nominee must establish a book-entry account with an account operator or register its shares through a nominee registration process in order to effect share entries. Finnish shareholders are not allowed to hold their shares through nominee registration in Finland. Non-Finnish shareholders may deposit book-entries in a custodial nominee account, where the shares are registered in the name of a custodial account holder in the company’s shareholders’ register. A custodial nominee account must contain information on the custodial account holder instead of the beneficial owner and indicate that the account is a custodial nominee account. Book-entry securities owned by one or more beneficial owners may be registered in a custodial nominee account. In addition, shares owned by a foreigner, foreign entity, or foreign trust may be registered in a book-entry account opened in the name of such foreigner, foreign entity, or foreign trust, but the holding may be registered in the name of a nominee in the company’s shareholders’ register. For

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sisältää tiedot hallintarekisteröinnin hoitajasta osakkeen oikean omistajan sijaan sekä maininta siitä, että tili on omaisuudenhoitotili. Yhden tai useamman omistajan arvo-osuudet voidaan hallintarekisteröidä omaisuudenhoitotilille. Lisäksi ulkomaalaisen yksityishenkilön, yhteisön tai omaisuudenhoitajan omistamat osakkeet voidaan merkitä tämän nimiin avatulle arvo-osuustilille, mutta omistus voidaan hallintarekisteröidä yhtiön osakasluettelossa. Osakkeenomistajille, jotka eivät ole vaihtaneet osakkeitaan arvo-osuuksiksi, avataan arvopaperikeskuksen arvo-osuusrekisteriin yhteistili, jonka tilinhaltijaksi merkitään liikkeeseenlaskija. Kaikki arvo-osuusjärjestelmään rekisteröityjen arvopapereiden siirrot toteutetaan arvo-osuustilisiirtoina tietojärjestelmässä. Tilinhoitaja vahvistaa kirjauksen toimittamalla kyseisen arvo-osuustilin haltijalle ilmoituksen arvo-osuustileille tehdystä kirjauksesta. Arvo-osuustilin haltijat saavat myös vuosi-ilmoituksen omistuksistaan jokaisen kalenterivuoden päättyessä.

Jokaiselle arvo-osuustilille on merkittävä määriteltyjä tietoja tilinhaltijasta ja muista tilille kirjattuihin arvo-osuuksiin kohdistuvien oikeuksien haltijoista sekä tilinhoitajasta, jonka hoidossa arvo-osuustili on. Lisäksi arvo-osuustilin tulee sisältää tiedot tilille kirjattujen arvo-osuuksien lajista ja määrästä sekä tiliin ja sille kirjattuihin arvo-osuuksiin kohdistuvista oikeuksista ja rajoituksista. Mahdollisesta hallintarekisteröinnistä tehdään kirjattaessa merkintä. Euroclear Finland ja kaikki tilinhoitajat ovat velvollisia pitämään saamansa tiedot ehdottoman luottamuksellisina, vaikka eräät rekisteriin liittyvät tiedot (esimerkiksi kunkin tilinomistajan nimi ja osoite) ovat julkisia, hallintarekisteröintitilanteita lukuun ottamatta. Finanssivalvonnalla on oikeus pyynnöstä saada määrättyjä tietoja hallintarekisteröinneistä. Yhtiön on kuitenkin pidettävä osakasluettelo jokaisen saatavilla yhtiön pääkonttorissa tai, mikäli yhtiö kuuluu arvo-osuusjärjestelmään, arvopaperikeskuksen toimipaikassa Suomessa, hallintarekisteröintitilanteita lukuun ottamatta.

Kukin tilinhoitaja on ankarassa vastuussa hallinnoimissaan rekistereissä esiintyvistä virheistä ja laiminlyönneistä sekä salassapitovelvollisuuden rikkomisesta. Mikäli tilinomistajalle on aiheutunut vahinkoa väärän kirjauksen tai kirjattuihin arvopapereihin liittyvien oikeuksien muutoksen tai niiden poiston vuoksi, ja mikäli asianomainen tilinhoitaja ei pysty korvaamaan tällaista vahinkoa sellaisesta maksukyvyttömyydestä johtuen, joka ei ole väliaikaista, on tilinomistaja oikeutettu saamaan korvauksen Euroclear Finlandin lakisääteisestä kirjausrahastosta. Kirjausrahaston pääoman on oltava vähintään 0,0048 prosenttia arvo-osuusjärjestelmässä viiden viimeksi kuluneen kalenterivuoden aikana säilytettävinä olleiden arvo-osuuksien yhteenlasketun shareholders who have not transferred their shares into book-entries, a joint book-entry account is opened with the central securities depository, and the issuer is entered as the account holder. All transactions in securities registered with the book-entry securities system are executed as computerised book-entry transfers. The account operator confirms book-entry transfers by sending notifications of all transactions to the holder of the respective book-entry account. Account holders also receive an annual statement of their holdings at the end of each calendar year.

Each book-entry account is required to contain specified information with respect to the account holder and other holders of rights to the book-entries entered into the account and information on the account operator administering the book-entry account. In addition to this, the book-entry account must contain information with respect to the type and number of book-entry securities registered and the rights and restrictions pertaining to the account and to the book-entry securities registered in the account. A nominee account is identified as such on the entry. Euroclear Finland and the account operators are bound by strict confidentiality requirements, although certain information (for example the name and address of each account holder) contained in the register is public, except in the case of nominee registration. The FIN-FSA is entitled to receive certain information on nominee registrations upon request. However, a company must keep the shareholders’ register accessible to everyone at the head office of the company or, if the company’s shares are incorporated in the book-entry system, at the registered office of the central securities depository in Finland, except in the case of nominee registration.

Each account operator is strictly liable for errors and omissions in the registers it maintains and for any unauthorised disclosure of information. If an account holder has suffered a loss as a result of a faulty registration or an amendment to or deletion of rights in respect of registered securities, and the relevant account operator is unable to compensate for such loss due to insolvency that is not temporary, such account holder is entitled to compensation from the statutory registration fund of Euroclear Finland. The capital of the registration fund must be at least 0.0048 percent of the average of the total market value of the book-entries kept in the book-entry system during the last five calendar years and it must be at least EUR 20 million. The compensation to be paid to an injured party is equal to the amount of damages suffered from a single account operator subject to a maximum amount of EUR 25,000 per account operator. The liability of the registration fund to pay damages in relation to each individual incident is limited to EUR 10 million.

Custody of the shares and nominee registration

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markkina-arvon keskiarvosta, kuitenkin vähintään 20 miljoonaa euroa. Vahingonkärsijälle maksetaan kirjausrahaston varoista korvauksena vahingonkärsijän samalta tilinhoitajalta olevan korvaussaatavan määrä, kuitenkin enintään 25 000 euroa tilinhoitajaa kohden. Kirjausrahaston korvausvelvollisuus on rajoitettu samaan vahinkotapaukseen liittyvissä vahingoissa 10 miljoonaan euroon.

Osakkeiden säilyttäminen ja hallintarekisteröinti

Muu kuin suomalainen osakkeenomistaja voi valtuuttaa tilinhoitajan (tai määrätyn muun arvopaperikeskuksen hyväksymän suomalaisen tai ulkomaisen yhteisön) toimimaan osakkeenomistajan puolesta hallintarekisteröintitilin hoitajana. Hallintarekisteröinnin hoitajalla on oikeus vastaanottaa osinkoja osakkeenomistajan puolesta. Hallintarekisteröityjen osakkeiden omistaja, joka haluaa osallistua ja äänestää yhtiökokouksissa, on ilmoitettava tilapäisesti merkittäväksi yhtiön osakasluetteloon viimeistään yhtiökokouskutsussa mainittuna päivänä, jonka tulee olla kyseisen yhtiökokouksen Täsmäytyspäivän jälkeen. Hallintarekisteröityjen osakkeiden omistajan, joka on ilmoitettu tilapäisesti merkittäväksi osakasluetteloon, katsotaan ilmoittautuneen kokoukseen eikä muuta ilmoittautumista tarvita edellyttäen, että tällaisella hallintarekisteröityjen osakkeiden omistajalla on oikeus osakkeiden perusteella tulla rekisteröidyksi yhtiön Euroclear Finlandin ylläpitämään osakasluetteloon Täsmäytyspäivänä. Hallintarekisteröityjen osakkeiden hoitajaksi valtuutettu omaisuudenhoitaja on pyydettäessä velvollinen ilmoittamaan Finanssivalvonnalle sekä asianomaiselle yhtiölle nimiinsä rekisteröityjen hallintarekisteröityjen osakkeiden omistajan todellisen henkilöllisyyden, mikäli se on tiedossa, sekä tämän omistamien hallintarekisteröityjen osakkeiden määrän. Mikäli hallintarekisteröityjen osakkeiden omistajan henkilöllisyys ei ole tiedossa, hallintarekisteröityjen osakkeiden hoitajaksi valtuutetun omaisuudenhoitajan on ilmoitettava vastaavat tiedot hallintarekisteröityjen osakkeiden omistajan edustajana toimivasta tahosta ja toimitettava kirjallinen vakuutus siitä, ettei hallintarekisteröityjen osakkeiden omistaja ole suomalainen luonnollinen henkilö tai suomalainen oikeushenkilö.

Euroclear Finlandin välittäjänä toimivan Euroclear Bank, S.A./N.V.:n ja Clearstreamin lukuun toimivilla suomalaisilla omaisuudenhoitajilla on säilytystili arvo-osuusjärjestelmässä, ja ulkomaalaiset osakkeenomistajat voivat siten säilyttää Nasdaq Helsingissä noteerattuja osakkeitaan Euroclear Bank, S.A./N.V:ssa tai Clearstreamissä olevien tiliensä kautta.

Osakkeenomistajien, jotka haluavat pitää osakkeitaan arvo-osuusjärjestelmässä omissa nimissään, mutta

A non-Finnish shareholder may appoint an account operator (or certain other Finnish or non-Finnish organisations approved by the central securities depository) to act as a custodial nominee account holder on its behalf. A custodial nominee account holder is entitled to receive dividends on behalf of the shareholder. A holder of nominee-registered shares wishing to attend and vote at General Meetings must be notified for a temporary entry in the shareholders’ register no later than the date set out in the notice to convene the meeting, which date must be subsequent to the Record Date of the relevant General Meeting. A holder of nominee-registered shares temporarily registered in the shareholders’ register will be deemed to have registered for the meeting and no further registration is required provided that such holder of nominee-registered shares would be entitled, by virtue of such shares, to be registered in the shareholders’ register of the company held by Euroclear Finland on the Record Date. When the holder of nominee-registered shares is known, a custodial nominee account holder is required, on request, to disclose to the FIN-FSA and the relevant company the identity of the holder of the shares registered in its name and the number of shares owned by such holder of nominee-registered shares. If the identity of the holder of nominee-registered shares is not known, the custodial nominee account holder is required to disclose the identity of the representative acting on behalf of the holder of nominee-registered shares and the number of shares held and to submit a written declaration to the effect that the holder of the nominee-registered is not a Finnish natural person or a legal entity.

Finnish depositories for both Euroclear Bank, S.A./N.V. – the operator of Euroclear Finland – and Clearstream have custodial accounts within the book-entry securities system, and, accordingly, non-Finnish shareholders may hold their shares listed on Nasdaq Helsinki in their accounts in Euroclear Bank, S.A./N.V. and in Clearstream.

Shareholders who wish to hold their shares in the book-entry securities system in their own name and who do not maintain a book-entry account in Finland are required to open a book-entry account through an authorised account operator in Finland and a convertible euro account at a bank.

Compensation Fund for Investors and Deposit Insurance Funds

The Finnish Act on Investment Services (747/2012, as amended) sets forth a compensation fund for investors. The act divides investors into professional and non-professional investors. The fund does not cover losses incurred by professional investors. The definition of professional investor includes business enterprises and public entities, which can be deemed to understand the securities markets and the associated risks. An investor

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joilla ei ole arvo-osuustiliä Suomessa, tulee avata arvo-osuustili jonkin tilinhoitajan kautta Suomessa sekä euromääräinen pankkitili pankissa.

Sijoittajien korvausrahasto ja vakuusrahastot

Sijoituspalvelulaissa (747/2012, muutoksineen) säädetään sijoittajien korvausrahastosta. Lain mukaan sijoittajat jaetaan ammattimaisiin ja ei-ammattimaisiin sijoittajiin. Rahasto ei korvaa ammattimaisten sijoittajien tappioita. Ammattimaisen sijoittajan määritelmään kuuluvat yritykset ja julkiset yhteisöt, joita voidaan pitää arvopaperimarkkinat ja niiden riskit tuntevina tahoina. Sijoittaja voi myös toimittaa kirjallisen ilmoituksen, että hän ammattitaitonsa ja sijoituskokemuksensa perusteella on ammattimainen sijoittaja; kuitenkin luonnollisten henkilöiden oletetaan olevan ei-ammattimaisia sijoittajia.

Sijoituspalveluyritysten ja luottolaitosten tulee kuulua korvausrahastoon. Korvausrahasto turvaa selvien ja riidattomien saatavien maksun tapauksessa, jossa sijoituspalveluyritys tai luottolaitos on asetettu konkurssiin, yrityssaneerausmenettelyyn tai on muusta syystä kuin väliaikaisesta maksukyvyttömyydestä johtuen kykenemätön maksamaan saatavia määrätyn ajanjakson aikana. Pätevien saatavien perusteella korvausrahaston maksama korvauksen määrä on 90 prosenttia sijoittajan kultakin sijoituspalveluyritykseltä tai luottolaitokselta olevan saatavan määrästä, enintään 20 000 euroa. Korvausrahasto ei maksa korvausta tappioista, jotka johtuvat osakkeen arvon alentumisesta tai huonoista sijoituspäätöksistä. Sijoittajat ovat siten edelleen vastuussa omien sijoituspäätöstensä seurauksista.

Rahoitusvakausviranomaisesta annetun lain (1195/2014, muutoksineen) mukaan talletuspankkien on kuuluttava talletussuojajärjestelmään, jonka tarkoituksena on turvata talletuspankissa tilillä olevien tai tilille vielä kirjaamattomien maksunvälityksessä olevien saatavien maksu, jos talletuspankki on muutoin kuin tilapäisesti maksukyvytön. Talletuspankin asiakkaat voivat saada korvausta talletussuojarahastosta enintään 100 000 euroa. Sijoittajan varat voidaan turvata joko talletussuojarahastolla tai korvausrahastolla. Sijoittajan varoja ei kuitenkaan voida turvata molemmilla rahastoilla yhtä aikaa.

may also provide notice in writing that, on the basis of their professional skills and experience in investing, they are a professional investor; however, natural persons are presumed to be non-professional investors.

Investment firms and credit institutions must belong to the compensation fund. The compensation fund secures the payment of clear and indisputable claims in cases where an investment company or credit institution has been declared bankrupt, undergoing corporate restructuring proceedings, or otherwise, for a reason other than temporary insolvency, not able to pay claims within a determined period of time. For valid claims, the compensation fund will pay 90 percent of the investor’s claim against each investment company or credit institution, up to a maximum of EUR 20,000. The compensation fund does not provide compensation for losses attributable to decreases in stock value or bad investment decisions. Accordingly, investors continue to be liable for the consequences of their own investment decisions.

Pursuant to the Act on the Financial Stability Authority (1195/2014, as amended), depositary banks must belong to a deposit guarantee scheme, which is intended to safeguard payments of receivables in the depositary bank’s account or receivables in the forwarding of payments that have not yet been entered into an account if the depositary bank becomes insolvent and the insolvency is not temporary. The customers of a depositary bank can be compensated by the deposit insurance fund up to a maximum of EUR 100,000. An investor’s assets may be safeguarded either by the deposit insurance fund or the compensation fund. However, an investor’s funds may not be safeguarded by both funds at the same time.

______________________________

(Allekirjoitukset seuraavilla sivuilla / Signature pages follow)

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Altia Oyj:n hallitus / The Board of Directors of Altia Oyj

SANNA SUVANTO-HARSAAE _____________________________	JYRKI MÄKI-KALA _____________________________
Sanna Suvanto-Harsaae Hallituksen puheenjohtaja Chairman of the Board of Directors	Jyrki Mäki-Kala Hallituksen jäsen Member of the Board of Directors

JUKKA LEINONEN _____________________________	TIINA LENCIONI _____________________________
Jukka Leinonen Hallituksen jäsen Member of the Board of Directors	Tiina Lencioni Hallituksen jäsen Member of the Board of Directors

JUKKA-PEKKA OHTOLA _____________________________	ANETTE ROSENGREN _____________________________
Jukka-Pekka Ohtola Hallituksen jäsen Member of the Board of Directors	Anette Rosengren Hallituksen jäsen Member of the Board of Directors

TORSTEN STEENHOLT _____________________________
Torsten Steenholt Hallituksen jäsen Member of the Board of Directors

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IMPORTANT INFORMATION

The securities referred to in this document have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States (as such term is defined in Regulation S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and other securities laws of the United States. This document does not constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. Any offer or sale of new Altia shares made in the United States in connection with the merger may be made pursuant to the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder.

Altia is a Finnish company and Arcus is a Norwegian company. The transaction, including the information distributed in connection with the merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non-U.S. country, which are different from those of the United States. The financial information included or referred to in this release has been prepared in accordance with IFRS, which may not be comparable to the accounting standards, financial statements or financial information of U.S. companies or applicable in the United States.

It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. federal or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non-U.S. jurisdictions. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders of Arcus may not be able to sue Altia or Arcus or their respective officers and directors in a non-U.S. court for violations of U.S. laws, including federal securities laws, or at the least it may prove to be difficult to evidence such claims. Further, it may be difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S. court. In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts, based on the civil liability provisions of the U.S. federal securities laws.

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